UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Tabula Rasa HealthCare, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive, Suite 100
Moorestown, NJ 08057

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2022

Dear Stockholder:

You are cordially invited to the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Tabula Rasa HealthCare, Inc., a Delaware corporation (the “Company”), to be held on Friday, June 10, 2022 at 10:00 a.m. Eastern Time. Due to ongoing concerns related to the coronavirus (“COVID-19”) pandemic and to support the health and well-being of our stockholders, directors, officers, employees, and other meeting attendees, the Annual Meeting will be completely virtual. You will be able to virtually attend the Annual Meeting, vote, view the list of stockholders, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/TRHC2022. You will not be able to attend the Annual Meeting in person.

The Annual Meeting will be held for the following purposes:

1.	To elect the three Class III director nominees named in the proxy statement to serve on our Board of Directors until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

4.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in this “Proxy Statement.” The record date for the Annual Meeting was April 18, 2022. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment, continuation, or postponement thereof.

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Your vote is very important. Whether or not you virtually attend the Annual Meeting, it is important that your shares be represented. You may vote your proxy on the Internet, by telephone, or by mail in accordance with the instructions in the Notice of Availability of Proxy Materials.

By Order of the Board of Directors,

Brian W. Adams
Co-President and Secretary

Moorestown, New Jersey
April 28, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be Held on
Friday, June 10, 2022 at 10:00 A.M. Eastern Time

The Proxy Statement and 2021 Annual Report to Stockholders
are available at www.proxyvote.com.

You are cordially invited to attend the Annual Meeting via live webcast. Whether or not you expect to virtually attend the Annual Meeting, please complete, date, sign, and return the proxy card, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote if you virtually attend the Annual Meeting via live webcast. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote online during the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this Proxy Statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “will,” “plan,” “project,” “seek,” “should,” “target,” “would,” and similar expressions or variations intended to identify forward-looking statements. For a discussion of some of the specific factors that may cause our actual results to differ materially from those projected in any forward-looking statements, see Part I, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on February 25, 2022. Actual results could differ materially from those anticipated in the forward-looking statements. We disclaim any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Incorporation by Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC, and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

Websites

Website addresses referenced in this proxy statement are inactive textual references only, and the content on the referenced websites specifically does not constitute a part of this proxy statement.

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PROXY SUMMARY

This proxy summary highlights information generally contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting your shares. The Notice of Internet Availability of Proxy Materials is first being sent or made available on or about May 2, 2022 to all stockholders of record as of the close of business on April 18, 2022. For more complete information regarding the Company’s 2021 performance, please review the 2021 Annual Report.

Annual Meeting Information

Date and Time:	Friday, June 10, 2022 at 10:00 a.m. Eastern Time
Place:	The Annual Meeting will be held via live webcast at www.virtualshareholdermeeting.com/TRHC2022
Record Date:	April 18, 2022
Voting:	Stockholders of record as of the close of business on April 18, 2022 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share as of the Record Date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected.

Summary of Matters to be Voted Upon at the Annual Meeting

The following table summarizes the items that will be brought for a vote of our stockholders at the Annual Meeting, along with the voting recommendations of our Board of Directors (the “Board”) and the required vote for approval. Your vote is very important. Please cast your vote immediately on all proposals to ensure your shares are represented.

Proposal No:	Description of Proposal:	Board’s Recommendation:	Further Information:
1.	Election of Dr. Calvin Knowlton, Dr. Orsula Knowlton, and A Gordon Tunstall	FOR each director nominee	Page 15
2.	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	Page 35
3.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	FOR	Page 68

2021 Business Highlights and Strategic Outlook

2021 continued to be marked by numerous uncertainties and challenges brought by the ongoing COVID-19 pandemic. While COVID-19 created headwinds, it has emphasized the critical role of pharmacists and hopefully the even larger influence pharmacists will have as part of long-term movement toward value-based care in the U.S. Some highlights include the following.

•	Full year 2021 revenue of $331.3 million, an increase of 11% compared to 2020.

•	Full year 2021 CareVention HealthCare revenue grew 20%.

•	Full year 2021 MedWise HealthCare software subscriptions revenue grew 10%, respectively, driven by our PrescribeWellness cloud-based software platform serving more than 15,000 independent community pharmacies.

•	Our R&D team published nearly one original research piece per week in 2021. In addition, the Company’s research was cited 547 times in 2021 alone. Our publication impact increased one-and-a-half times from 2020 to 2021, which we believe demonstrates the increased impact of our research and development work.

In an effort to drive greater future internal efficiencies and increased client satisfaction, we are engaging in a number of initiatives including:

•	the outsourcing of our IT infrastructure;

•	a more favorable pharmacy benefit manager rebate agreement within our Pharmastar operations; and

•	a business processing outsourcing contract within our third-party administrative services which went into effect in late February 2022.

These actions and additional ongoing efforts, such as our decision to divest non-core assets, give us confidence in our plans to materially strengthen our balance sheet and cash position in 2022 while ensuring we have a solid foundation to support our growing business.

Corporate Responsibility and Governance Highlights

We believe that operating responsibly creates long-term value for our business, stockholders, and community. We also strive to create a respectful and inclusive workplace culture where all our employees are given an opportunity to thrive. We seek to develop compassionate and inspiring leaders by supporting community service and volunteer opportunities for our employees. In addition, we value professional development. We provide meaningful training opportunities for our employees to promote engagement, retention, and performance.

Key areas of our corporate and social responsibility programs include:

•	Human Capital. We strongly believe that our success depends, in part, on open and regular communication with employees to help foster a high performing and engaged workforce. We use a variety of digital, in-person, and video conferencing channels to facilitate open and direct communication to help ensure that employees fully understand the Company’s long-term strategy, annual goals, and how their work contributes to the Company’s success. All employees have access to our Company Intranet, which delivers consistent organizational and industry news and information while fostering engagement and dialogue. We hold regular Town Hall, team, and leadership meetings to enable clear, consistent, and reliable dialogue with employees on key organizational and business topics.

•	Diversity, Equity, and Inclusion. As of March 31, 2022, 65% of our workforce and 54% of our managers identified as female. A majority of our Board is comprised of individuals who self-identify as minorities. We continue to build upon our diversity, equity, and inclusion (“DEI”) initiatives to leverage the strength of our 1,350 plus employee population. We offer DEI educational opportunities to all employees, and have a developing Employee Resource Group program. We have formed a DEI committee, launched new DEI training initiatives, and highlighted a variety of key holidays and recognition days on the Company Intranet to foster awareness and dialogue.

•	Environmental Responsibility. Our goal is to conduct business in an environmentally sustainable manner and be a responsible corporate citizen. We aim to integrate sustainable policies and practices into our daily operations and encourage our employees to be conscious of their environmental footprint while at work. Highlights of our environmental policies and practices include:

o	Our corporate headquarters in Moorestown, New Jersey earned the highest rating of the LEED certification program and features a number of energy-saving features designed to reduce our environmental impact.

o	We provide a Green Education program for all occupants at our corporate headquarters to inform and educate on sustainable building practices.

•	Community and Volunteer Service. We believe that supporting employee volunteerism builds a strong corporate culture while making a real difference in the communities where we live and work. We empower our people to create a positive impact and support their efforts by providing paid time off to volunteer. Examples of the organizations and causes we recently supported include:

o	In response to the COVID-19 pandemic, we organized a campaign for Feeding America’s nationwide network of food banks. We made a Company donation and many of our employees made individual financial contributions as well.

o	As part of our Mission Day program, we encourage each of our employees to take a paid day off from work each year and devote that day to community service with the charitable organization of their choice.

o	We sponsor workplace donation events to support local non-profits and charities, such as our end of the year donation drive to collect supplies for a local animal shelter.

o	We also support team members’ giving to charitable organizations to support worthy causes and giving back to the communities where we live and work. Team members can make gifts to eligible charitable organizations by using their personal charitable giving fund at Charityvest.org. We match up to $100 per employee per year in charitable giving.

•	Professional Development and Training. We are committed to developing talent and leadership in our employees. We offer ongoing training programs in our offices and also support our employees in pursuing external education opportunities. Notable aspects of our training and development framework include:

o	Our TRHC University sponsors a variety of programs and events designed to develop leadership skills and cultivate our corporate culture. Examples include our Manager Development Series for new managers, education, and training support for performance management initiatives and Cultivating Corporate Culture Events which provide experiences and discussions about “The TRHC Way.” We also provide our pharmacists and technicians with preparatory materials and training to assist them in meeting their ongoing certification and continuing education obligations.

o	We offer financial assistance to eligible employees to pursue job-related advanced degrees, as well as monthly contributions to eligible employees for the repayment of certain student loans incurred in connection with advanced degrees.

In addition, we believe that high corporate governance standards promote the long-term interests of our Company and maximize stockholder value, while strengthening Board and management accountability. Key areas of our governance framework include:

•	Highly Talented, Skilled Board of Directors Our directors bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen the Board’s ability to carry out its oversight role on behalf of our stockholders. The table below summarizes the professional background and experience that each director brings to the Board, as well as the Board’s determination as to the independence of each director and the committees of the Board (collectively, the “Committees”) on which each director currently serves.

Name	Age	Professional Background	Independent	Committee Memberships
Dr. Samira Beckwith	69	President and Chief Executive Officer of Hope Healthcare Services	Yes	• Audit Committee • Compensation Committee (Chair) • Corporate Governance Committee
Dr. Jan Berger	64	Founder, President and Chief Executive Officer of Health Intelligence Partners	Yes	• Audit Committee • Corporate Governance Committee • Nominating Committee
Dr. Dennis Helling	73	Former Executive Director of Pharmacy Operations and Therapeutics at Kaiser Permanente in Colorado	Yes	• Compensation Committee • Corporate Governance Committee • Nominating Committee (Chair)
Dr. Calvin Knowlton Chairman	72	Co-founder, Chairman and Chief Executive Officer of the Company	No	None
Dr. Orsula Knowlton	52	Co-founder, Co-President and Chief Marketing & New Business Development Officer of the Company	No	None
Kathrine O’Brien	59	Former Vice President and General Manager for Skin and Marketing Services at Unilever	Yes	• Compensation Committee • Corporate Governance Committee • Nominating Committee
Michael Purcell	65	Former Value Creation Partner and Consultant at New Spring Capital; Former Consultant and Audit Partner at Deloitte & Touche LLP	Yes	• Audit Committee (Chair) • Corporate Governance Committee • Nominating Committee
RADM Pamela Schweitzer	63	Former Assistant Surgeon General and Chief Pharmacist Officer of the U.S. Public Health Service	Yes	• Compensation Committee • Corporate Governance Committee • Nominating Committee
A Gordon Tunstall Lead Independent Director	78	Founder of Tunstall Consulting, Inc.	Yes	• Audit Committee • Compensation Committee • Corporate Governance Committee (Chair)

•	Diversity. We believe the broad spectrum of skills, qualities, education, and lived experiences and the diversity of backgrounds of our directors provide us with a diverse range of perspectives to address our evolving needs and to represent the best interests of our stockholders. Additionally, five of our nine directors, representing over half of our Board, are women.

•	Robust Lead Independent Director Role. Our current Lead Independent Director, A Gordon Tunstall, has substantial duties specifically enumerated in our Corporate Governance Guidelines, including presiding over meetings of our independent directors.

•	Protections Against Director Overboarding. The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment. To this end, the Board has approved a policy in our Corporate Governance Guidelines to review and limit the number of public company boards on which our directors may serve. Directors generally may not serve on more than four public company boards, in addition to the Company’s Board, at one time. Any director who is employed as a chief executive officer of a public company is not permitted to serve on the boards of more than two other public companies in addition to the Company’s Board.

•	Robust Director Evaluation Process. We conduct self-assessments of the Board and its Committees annually. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience, and backgrounds.

•	Meaningful Stock Ownership Guidelines. Our Board approved stock ownership guidelines for our executive officers and directors. Drs. Calvin and Orsula Knowlton and Mr. Brian Adams are required to hold Company common stock in an amount of five times their base salaries, and Messrs. Thomas Cancro and Michael Greenhalgh are required to hold three times their respective base salaries in Company common stock. The ownership requirement for directors is five times their annual cash retainer.

•	Robust Clawback Policy. Our Board adopted a robust clawback policy that provides that, in the event of a financial restatement caused by the Company’s material noncompliance with applicable financial reporting requirements, our Board may require that an officer repay the difference between the amount of his or her incentive-based compensation that would have been paid based on proper reporting of the financial results and the amounts actually received by the officer.

•	Anti-Hedging Policy. Our insider trading policy prohibits our officers, directors, and employees from engaging in hedging transactions as well as speculative or short-term trading with respect to our stock.

•	Ongoing Stockholder Engagement. We welcome feedback and value regular dialogue with our stockholders.

Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive, Suite 100
Moorestown, New Jersey 08057

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

June 10, 2022 at 10 a.m. Eastern Time

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials via the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Tabula Rasa HealthCare, Inc. (“we,” “us,” “our,” “TRHC,” and the “Company”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including any adjournments, continuations, or postponements of the meeting. All stockholders have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed copy of the proxy materials. Instructions on how to access the proxy materials via the internet or to request a printed copy may be found in the Notice.

The Notice is first being sent or made available on or about May 2, 2022 to all stockholders of record as of the close of business on April 18, 2022 (the “Record Date”).

Who can vote at the Annual Meeting?

Only stockholders of record as of the Record Date are entitled to receive the Notice and to vote at the Annual Meeting. On the Record Date, there were 25,851,910 shares of common stock outstanding and entitled to vote at the Annual Meeting. If you are a holder of record of our common stock as of the Record Date, you may vote the shares of common stock that you held on the Record Date even if you sell such shares after the Record Date. Each outstanding share of common stock as of the Record Date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director nominee. Stockholders do not have the right to cumulative voting for the election of directors.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares of common stock were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or vote by proxy via the internet, or by telephone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials, you may vote by mail. Whether or not you plan to virtually attend the Annual Meeting, we urge you to fill out and return the proxy card or to use internet or telephone voting to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares of common stock were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of such shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares of common stock in your account. Your brokerage firm, bank, or other agent will not be able to vote on “non-routine” matters unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares of common stock. However, your brokerage firm, bank, or other agent will be able to vote your shares of common stock on “routine” matters without your instructions.

As a beneficial holder, you are also invited to virtually attend the Annual Meeting. Beneficial holders may vote online at the Annual Meeting only if you obtain a 16-digit control number from their broker (typically on their voting instruction form). If you hold your shares of common stock in street name and want to participate in the virtual Annual Meeting, but did not receive a 16-digit control number, you must contact your broker for instructions to access the meeting.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares of common stock held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares of common stock are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares of common stock with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. We believe the only “routine” matter to be voted on at the Annual Meeting is Proposal 3 - Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal 1: Election of Dr. Calvin Knowlton, Dr. Orsula Knowlton, and A Gordon Tunstall to serve as Class III directors for a three-year term.

•	Proposal 2: Approval, on an advisory basis, of the compensation of our named executive officers.

•	Proposal 3: Ratification of the selection by the Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

How does the Board recommend that I vote, and what vote is required for each proposal?

Proposal	Board Recommendation	Available Voting Selections	Voting Approval Standard	Effect of Withhold or Abstention	Effect of Broker Non-Vote
1. Election of Dr. Calvin Knowlton, Dr. Orsula Knowlton, and A Gordon Tunstall	FOR all three director nominees	“For” all three director nominees; “Withhold” from all three director nominees; or “Withhold” from one or more director nominees	Plurality: the director nominees who receive the greatest number of votes cast “for” are elected as directors	No effect	No effect
2. Approval, on an advisory basis, of the compensation of our named executive officers(1)	FOR	“For,” “Against,” or “Abstain”	Majority of shares present and entitled to vote	Counted as a vote against	No effect
3. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022(2)	FOR	“For,” “Against,” or “Abstain”	Majority of shares present and entitled to vote	Counted as a vote against	No effect(3)

(1)      This vote is merely advisory and is not binding on us, our Board, or our Compensation Committee.

(2)       This vote is merely advisory and is not binding on us, our Board, or our Audit Committee.

(3)       As this is a “routine” matter, brokers have discretion to vote on this item.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I virtually attend the Annual Meeting?

This year’s Annual Meeting will be a completely virtual meeting of stockholders and will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder as of the close of business on April 18, 2022 or if you hold a valid proxy for the Annual Meeting.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/TRHC2022, you must enter the control number on your Notice or your proxy card (if you received a printed copy of the proxy materials). You also may vote online, submit your questions, and examine our stockholder list during the Annual Meeting by following the instructions provided on the meeting website during the Annual Meeting.

You will be able to participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/TRHC2022. You also will be able to vote your shares of common stock and submit questions during the Annual Meeting via the meeting website. During the live Q&A session of the meeting, members of our executive leadership team will answer questions as they come in and as time permits. To ensure the meeting is conducted in a manner that is fair to all stockholders, the chair of the Annual Meeting may exercise broad discretion in recognizing stockholders who wish to participate, the order in which questions are asked, and the amount of time devoted to any one question. However, we reserve the right to edit or reject questions we deem inappropriate.

The meeting webcast will begin promptly at 10:00 a.m. Eastern Time on June 10, 2022. Online access will begin at 9:45 a.m. Eastern Time, and we encourage you to access the meeting prior to the start time.

The virtual meeting platform is fully supported across browsers and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. We will have technicians ready to assist you with any technical difficulties you may have. You will have the ability to test the systems before the Annual Meeting starts, and a technical support phone number will be provided when the meeting opens.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record on the Record Date, you may vote online during the Annual Meeting, vote by proxy over the telephone, vote by proxy via the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver to you. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still virtually attend the Annual Meeting and vote online during the Annual Meeting even if you have already voted by proxy.

•	During the Meeting: To vote online during the meeting, go to www.virtualshareholdermeeting.com/TRHC2022 while the polls remain open and follow the on-screen instructions. You will need your control number from the Notice (or proxy card if you received printed copies of the proxy materials).

•	By Mail: To vote by mail using a proxy card, request a paper copy of the proxy materials by following the instructions on the Notice and complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	By Telephone: To vote by telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the company number and control number from the Notice (or proxy card if you received printed copies of the proxy materials). Your telephone vote must be received by 11:59 p.m. Eastern Time on June 9, 2022 to be counted.

•	Via the Internet: To vote via the internet, go to www.proxyvote.com and follow the on-screen instructions. Your internet vote must be received by 11:59 p.m. Eastern Time on June 9, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Follow the voting instructions in the Notice to ensure that your vote is counted. Street name holders may vote online at the Annual Meeting only if they obtain a 16-digit control number from their broker (typically on their voting instruction form). If you hold your shares in street name and want to participate in the virtual Annual Meeting, but did not receive a 16-digit control number, you must contact your broker for instructions to access the meeting.

Please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the Record Date.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, via the internet, or during the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

See “What are broker non-votes?” below.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “For” the election of each of Dr. Calvin Knowlton, Dr. Orsula Knowlton, and A Gordon Tunstall as directors, “For” the approval of the 2021 compensation of our named executive officers, and “For” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using their best judgment.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are virtually present at the Annual Meeting or represented by proxy. On the Record Date, there were 25,851,910 shares outstanding and entitled to vote. Thus, the holders of 12,925,956 shares must be virtually present or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote online during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or the holders of a majority of shares virtually present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to a later date.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, by email, by text message, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares of common stock may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are the record holder of your shares of common stock, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057.

•	You may virtually attend the Annual Meeting and vote via live webcast. Virtual attendance at the Annual Meeting will not, by itself, revoke your proxy. You must also vote online during the Annual Meeting.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank, or Other Agent

If your shares are held by your broker, bank, or other agent as a nominee, you should follow the instructions provided by your broker, bank, or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be eligible for inclusion in the Company’s 2022 proxy statement, stockholder proposals submitted in accordance with SEC Rule 14a-8 must be received by us at our principal executive offices by the close of business on January 2, 2023, unless we change the date of the 2023 annual meeting by more than 30 days from the anniversary date of this Annual Meeting. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for the 2023 annual meeting of stockholders and proxy in accordance with regulations governing the solicitation of proxies.

Stockholders who wish to submit a proposal that is not intended to be included in our annual meeting proxy statement but to be presented for consideration at the 2023 annual meeting, or who propose to nominate a candidate for election as a director at the 2023 annual meeting, are required by our Amended and Restated Bylaws (our “bylaws”) to provide notice of such proposal or nomination no later than the close of business on March 12, 2023, but no earlier than the close of business on February 10, 2023, to be considered for a vote at next year’s annual meeting unless we change the date of the 2023 annual meeting by more than 30 days from the anniversary date of this Annual Meeting.

Any proposal, nomination, or notice must contain the information required by our bylaws and be delivered to our principal executive offices at Tabula Rasa HealthCare, Inc., c/o Secretary, 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057.

How are proxy materials distributed?

Under rules adopted by the SEC, we are sending the Notice to our stockholders of record and beneficial owners as the Record Date. Stockholders will have the ability to access the proxy materials, including this proxy statement and our 2021 Annual Report, on the internet at www.proxyvote.com or request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials via the internet and how to request a printed copy may be found on the Notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who can help answer my questions?

If you have questions about the Annual Meeting, you should contact our Secretary, Brian Adams, at Tabula Rasa HealthCare, Inc., 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057.

Does the Company participate in householding?

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, 2021 Annual Report, Proxy Statement, or other proxy materials, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, 2021 Annual Report, Proxy Statement, or other proxy materials sent to you, please submit your request directed to our Secretary, Brian Adams, at Tabula Rasa HealthCare, Inc., 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, 856-840-4860 and we will deliver the requested materials promptly. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy materials householded, or if your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Secretary at the above address or telephone number.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board is divided into three classes: Class I, Class II, and Class III, with each class serving a staggered three-year term. Vacancies on the Board, including newly created directorships, may be filled only by persons elected by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors that may serve on the Board, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board currently has nine members. The three Class III director nominees this year are Dr. Calvin Knowlton, Dr. Orsula Knowlton, and A Gordon Tunstall, each of whom is a current director of TRHC. If elected at the Annual Meeting, each of Dr. Calvin Knowlton, Dr. Orsula Knowlton, and A Gordon Tunstall will serve until the 2025 annual meeting and his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation, or removal. Dr. Calvin Knowlton and Dr. Orsula Knowlton are married. Otherwise, no director, director nominee, or executive officer is related to any other director, director nominee, or executive officer of TRHC by blood, marriage, or adoption. There are no arrangements or understandings between any director nominee and any other person pursuant to which each such director nominee was selected.

Directors are elected by a plurality of the votes of the holders of shares of common stock present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, each of Dr. Calvin Knowlton, Dr. Orsula Knowlton, and A Gordon Tunstall will be elected if he or she receives a plurality of the votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Dr. Calvin Knowlton, Dr. Orsula Knowlton, and A Gordon Tunstall. If Dr. Calvin Knowlton, Dr. Orsula Knowlton, and A Gordon Tunstall becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such person will instead be voted for the election of a substitute nominee proposed by our Board. Dr. Calvin Knowlton, Dr. Orsula Knowlton, and A Gordon Tunstall have each agreed to serve if elected. Our management has no reason to believe that Dr. Calvin Knowlton, Dr. Orsula Knowlton, and A Gordon Tunstall will be unable to serve.

Current Board Composition. The following table provides information on the director nominees as of April 18, 2022 and for each director continuing in office after the Annual Meeting.

Name	Age	Director Since
Nominees for Director (Class III — Term expiring at annual meeting of stockholders in 2025)
Dr. Calvin Knowlton	72	2014
Dr. Orsula Knowlton	54	2014
A Gordon Tunstall	78	2014

Directors Continuing in Office (Class II — Term expiring at annual meeting of stockholders in 2024)
Dr. Samira Beckwith	69	2017
Dr. Dennis Helling	73	2017
RADM Pamela Schweitzer	63	2019

(Class I — Term expiring at annual meeting of stockholders in 2023)
Dr. Jan Berger	64	2017
Ms. Kathrine O’Brien	59	2018
Mr. Michael Purcell	65	2018

Board Diversity

As shown in the table below, the majority of our nine directors self-identify as members of minority groups.

Board Diversity Matrix (as of March 31, 2022)
Total Number of Directors	Nine
	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity
Directors	5	4	-	-
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx	1
Native Hawaiian or Pacific Islander
White	4	4
Two or More Races or Ethnicities
LGBTQ+	1
Did Not Disclose Demographic Background	0
Directors who are Military Veterans	1
Directors who identify as Middle Eastern	1

CLASS III NOMINEES FOR ELECTION FOR A THREE-YEAR TERM
EXPIRING AT THE 2025 ANNUAL MEETING

Dr. Calvin Knowlton, BScPharm, MDiv, PhD

Dr. Calvin Knowlton is our co-founder and has served as our Chairman and Chief Executive Officer since 2014. He is a co-founder and has served as Chairman of CareKinesis, Inc. (“CareKinesis”) since 2009 and served as Chief Executive Officer of CareKinesis from 2009 to 2017. Dr. Calvin Knowlton founded excelleRx Inc., a national hospice medication management pharmacy, where he acted as President and Chief Executive Officer from 1995 through 2007. Dr. Knowlton has been the leader of various boards, including The Evergreens, an Acts Community; the Founding Board of Directors of the Cooper Medical School of Rowan University; the Session of the First Presbyterian Church of Moorestown; Coriell LIFE Sciences Institute for Medical Research; St. Christopher’s Hospital for Children in Philadelphia; and the Settlement Music School in Philadelphia. Dr. Knowlton has also served on the Coriell LIFE Sciences national Pharmacogenomics Advisory Group from 2011 to 2012, as President of the American Pharmacists Association from 1994 to 1996, and as President of the American Pharmacist Association Foundation from 2008 to 2009. Dr. Knowlton is currently Chairman of the American Foundation for Pharmacist Education and of BKON, LLC, a beverage technology company. Dr. Knowlton received the Ernst & Young Entrepreneur of the Year technology award for the Greater Philadelphia Region in 2003 and in 2013. Dr. Knowlton was also awarded the highest national honor in pharmacy, the Remington Honor Medal, in 2015, SmartCEO’s Corporate Culture Award 2016, and most admired CEO Award, Philadelphia Business Journal 2017. Dr. Calvin Knowlton received his pharmacy degree from Temple University, his divinity degree from Princeton Theological Seminary, and his PhD in Pharmacoeconomics from the University of Maryland, along with his Doctor of Sciences, honorary degree, from the University of Maryland in 2021. Dr. Calvin Knowlton is married to Dr. Orsula Knowlton.

The Board believes that Dr. Calvin Knowlton’s extensive healthcare services and technology experience, coupled with his entrepreneurial successes, brings valuable observations to the Board on a broad range of matters relating to healthcare services and technology company operations and regulatory interactions. Additionally, as Dr. Calvin Knowlton is our co-founder and Chief Executive Officer, he provides the Board with extensive institutional knowledge.

Dr. Orsula Knowlton, BScPharm, PharmD, MBA

Dr. Orsula Knowlton is our co-founder and has served as our Co-President and Chief Marketing & New Business Development Officer since 2014, and brings over 25 years of entrepreneurial, business executive, and innovation experience to TRHC. She is a founder and has served as President and Chief Marketing & New Business Development Officer and a director of CareKinesis since 2009. She previously served in numerous positions, including Vice President and Chief Marketing Officer, and New Business Development and Strategy Officer, of excelleRx, Inc. from 1995 through 2007. Dr. Orsula Knowlton currently serves on the Board of Trustees of the Nassau County Council on Aging. She is also a former member of the Board of Directors of Samaritan HealthCare and Hospice from 2009 to 2018, and she served as Secretary of the Executive Committee, Chair of the Governance and Quality Committees during her tenure. Dr. Orsula Knowlton is a former member of the Board of Trustees for the West Jersey Chamber Music Society; Drexel University, School of Public Health Dean’s Advisory Board; the founding Dean’s Advisory Board of Jefferson School of Pharmacy; the Board of Advisors for the George Washington Institute on Spirituality and Health; and Family Services (Oaks Integrated Care). Recognized for her accomplishments, Dr. Knowlton received the CEO Report 2018 ‘Women’s Leadership’ award, the 2016 ‘Citizen of the Year’ award from the Garden State Council Chapter of the Boy Scouts of America, and the 2016 ‘Community Partner of the Year’ award from the Development Center of Southern New Jersey. She was inducted into the College of Physicians of Philadelphia as a Fellow in 2018. Dr. Knowlton is passionate about supporting women in leadership. She is a member of Women’s Business Leaders of the U.S. HealthCare Foundation, Women Corporate Directors, and the Forum of Executive Women. She has brought recognition for TRHC by the Forum of Executive Women and PWC for three years in row in 2019, 2020, and 2021 for being a “Champion of Board Diversity” as a result of her influence in diversifying the TRHC Board of Directors to 56% women.

Dr. Orsula Knowlton graduated from the University of the Sciences School of Pharmacy and Temple University’s executive Masters of Business Administration program. Dr. Orsula Knowlton is married to Dr. Calvin Knowlton.

The Board believes that Dr. Orsula Knowlton is qualified to serve as a director based on her extensive marketing, business development, and strategy experience in the healthcare services and technology industry, coupled with her previous experience founding companies. Additionally, as Dr. Orsula Knowlton is our co-founder and Co-President and Chief Marketing & New Business Development Officer, she provides the Board with extensive institutional knowledge.

A Gordon Tunstall

Mr. Tunstall currently serves as our lead independent director. He has served as a member of our Board since 2014 and as a director of CareKinesis since 2012. Mr. Tunstall founded Tunstall Consulting, Inc. in 1980, which provides entrepreneurs with advisory services developing growth capital in the institutional capital markets. Mr. Tunstall has served as director on several boards, including excelleRx, Inc., Kforce Inc. (Nasdaq: KFRC), Health Insurance Innovations, Inc., Advanced Lighting Technologies, Inc., JLM Industries, Inc., Horizon Medical Products, Inc., Discount Auto Parts, Inc., L.A.T. Sportswear, OrthoSynetics, Inc. (formerly Orthodontic Centers of America, Inc.) and Canopy Communications Group Inc. Mr. Tunstall is a CPA. Mr. Tunstall attended Widener College and received a Bachelor of Science in accounting.

Because of his strong background of service on the boards of directors of numerous companies, his vast industry experience, and his background as a successful strategic consultant for over 35 years advising a large number of companies in a variety of industries, the Board believes Mr. Tunstall has the qualifications and expertise necessary to serve on our Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE CLASS III DIRECTOR NOMINEES.

Other Directors Not Standing for Election at this Annual Meeting:

Directors who will continue to serve after the Annual Meeting are:

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING

Dr. Samira Beckwith

Dr. Beckwith has served as a member of our Board since 2017. Dr. Beckwith has been President and Chief Executive Officer of Hope Healthcare Services, a holistic health care system providing care for over 3,000 individuals daily, since 1991. Over the course of her career, Dr. Beckwith has actively worked with many professional organizations dedicated to hospice, palliative care, and care for people with serious illness, serving on the Board of Directors of the Florida Hospice and Palliative Care Association since 1991, the Board of Directors of the Hospice Action Network since 2007, the Board of Directors of the National PACE Association since 2013, and the National Advisory Board of the CSU Institute for Palliative Care since 2015, among others. She is the Founding President of the Florida PACE Association and a Founding Director of the National Partnership for Hospice Innovation. Dr. Beckwith has also served as a director of Investor’s Security Trust from 2003 to 2019. Dr. Beckwith received a Doctor of Humane Letters from Southwest Florida College, and from Piedmont College in 2019. She holds a Bachelor of Sociology Degree and a Masters in Social Work from The Ohio State University.

The Board believes that Dr. Beckwith’s commitment to quality care and experience with palliative care and end-of-life issues makes her a valuable member of our Board.

Dr. Dennis Helling

Dr. Helling has served as a member of our Board since 2017. Dr. Helling has been a Clinical Professor at the University of Colorado Skaggs School of Pharmacy and Pharmaceutical Sciences since 1992. From 1992 until 2013, Dr. Helling served as the Executive Director of Pharmacy Operations and Therapeutics at Kaiser Permanente Colorado, a nonprofit health maintenance organization that develops innovative pharmacy services. In 1979, Dr. Helling co-founded the American College of Clinical Pharmacy, an international association of clinical pharmacists dedicated to optimizing drug therapy outcomes in patients, and served as President from 1997 through 1998. Dr. Helling also served as President of the Accreditation Council for Pharmacy Education, a national agency responsible for the accreditation of professional degree programs in pharmacy, from 2002 through 2004, and the American Pharmacists Association Foundation, a nonprofit organization whose mission is to improve health by inspiring philanthropy, research, and innovation that advances pharmacists’ patient care services from 2010 through 2012. Over his career, Dr. Helling has been actively involved in hospice and palliative care, serving on the Board of Directors of Care Synergy from 2015 to 2018 and as Vice-Chair of the Denver Hospice Board of Directors from 2009 to 2018. Dr. Helling has also chaired the Working Group on Pharmacy Reimbursement in the Federation of International Pharmacy. Dr. Helling also served on the American Pharmacists Association Board of Trustees and the Board of Pharmacy Specialties Board of Directors, both from 2015 to 2018. Dr. Helling earned a BSPharm from the St. Louis College of Pharmacy, earned a PharmD from the University of Cincinnati College of Pharmacy, and completed his residency at Cincinnati General Hospital. He is a graduate of the Executive Leadership Program at the Stanford University School of Business. Dr. Helling was awarded the highest national honor in pharmacy, the Remington Honor Medal, in 2013.

The Board believes that Dr. Helling’s experience in hospice care and pharmacy services and prior director experience makes him a valuable member of our Board.

Rear Admiral Pamela Schweitzer

Rear Admiral (“RADM”) Schweitzer has served as a member of our Board since 2019. RADM Schweitzer, retired, has undertaken various speaking engagements since 2018. Previously, she served as the Assistant Surgeon General and Chief Pharmacist Officer of the U.S. Public Health Service from 2014 through 2018. RADM Schweitzer served as a technical director in two divisions of the U.S. Centers for Medicare and Medicaid Services (“CMS”) from 2013 to 2018. Over the course of her career, RADM Schweitzer has served in varied assignments in the U.S. Indian Health Service, U.S. Veterans Administration, and with the CMS. RADM Schweitzer earned her Doctor of Pharmacy from the University of California San Francisco School of Pharmacy and holds a Bachelor’s degree in Biological Sciences from California State University Fullerton. She completed an Ambulatory Care/Administrative Residency at University of California Irvine Medical Center and is a Board Certified Pharmacist. She is currently completing the Executive Master of Health Administration Program at the University of Southern California Sol Price School of Public Policy.

The Board believes that RADM Schweitzer’s extensive leadership experience in public service and expertise in pharmacy programs make her a valuable member of our Board.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

Dr. Jan Berger

Dr. Berger has served as a member of our Board since 2018. Dr. Berger founded Health Intelligence Partners, a global healthcare consultancy that advises clients on areas of growth, including short and long-term healthcare business strategies and solutions, in 2008 and has since served as its President and Chief Executive Officer. From 1999 until 2008, Dr. Berger was Senior Vice President, Chief Clinical Officer, and Innovation Officer for CVS Health/Caremark. Over the course of her career, Dr. Berger has worked on a number of healthcare and consumer product boards and has served on the Board of Directors of Cambia Health Solutions since 2016, the Board of Directors of AccentCare, Inc. from 2013 to 2019, the Board of Directors of GNS Healthcare since 2013, UCB Pharma since 2019, and Voluntis since 2019. Dr. Berger also sits on numerous business and healthcare advisory boards. Dr. Berger earned a Doctor of Medicine and a Master’s in Jurisprudence from Loyola University Chicago.

The Board believes that Dr. Berger’s experience as a healthcare executive makes her a valuable member of our Board.

Ms. Kathrine O’Brien

Ms. O’Brien has served as a member of our Board since 2018. Ms. O’Brien has been a consultant since 2018. Previously, she served as Vice President and General Manager for Skin and Marketing Services at Unilever, an international consumer goods company, from 2014 to 2018. Ms. O’Brien served as Vice President, Marketing Services, for Unilever from 2012 to 2014 and has worked in various other roles for Unilever since 1984. Over the course of her career, Ms. O’Brien has led marketing teams for personal care and foods, and she has served on the Lehigh Valley Hospital Network Board of Trustees and on the Board of Directors of Cosmetic Executive Women. Ms. O’Brien received a Master of Business Administration from Columbia University and holds a Bachelor of Arts in Economics from Boston College. From 2019 until the company was sold in 2020, Ms. O’Brien served on the Board of Directors of AMAG Pharmaceuticals, Inc. (Nasdaq: AMAG). In 2021, Ms. O’Brien joined the Board of Directors of ZO Skin Health.

The Board believes that Ms. O’Brien’s extensive experience as a marketing executive makes her a valuable member of our Board.

Mr. Michael Purcell

Mr. Purcell has served as a member of our Board since 2018. Mr. Purcell has more than 37 years of professional experience with Deloitte & Touche LLP, serving as a consultant from 2015 to 2017 and an Audit Partner from 1979 until 2015. Mr. Purcell also currently serves as a financial advisor to several emerging growth companies. Mr. Purcell is a certified public accountant and has provided assurance and advisory services to public and private enterprise clients of all sizes over the course of his career. Mr. Purcell has worked on a number of company boards and has served on the Board of Directors of CFG Bank since 2016, the Board of Directors of Hyperion Bank since 2018, and the Board of Directors of International Money Express, Inc. (Nasdaq: IMXI) since 2018. Mr. Purcell also sits on the boards of several academic and community organizations. Mr. Purcell earned a Master’s in Business Administration from Drexel University and holds a Bachelor of Science from Lehigh University and is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

The Board believes that Mr. Purcell’s extensive finance and audit experience makes him a valuable member of our Board.

CORPORATE GOVERNANCE

Independence of the Board of Directors

Under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the listed company’s board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq and applicable SEC rules, as in effect from time to time.

The Board has undertaken a review of the independence of our directors and has determined that the following directors are independent under the Nasdaq Listing Rules: Dr. Samira Beckwith, Dr. Jan Berger, Dr. Dennis Helling, Ms. Kathrine O’Brien, RADM Pamela Schweitzer, Michael Purcell and A Gordon Tunstall. Dr. Calvin Knowlton is not an independent director under these rules because he is our Chief Executive Officer, and Dr. Orsula Knowlton is not an independent director under these rules because she is our President and Chief Marketing & New Business Development Officer.

Board Leadership Structure

The positions of our Chairperson of the Board and Chief Executive Officer are currently combined. This role is coupled with, and balanced by, a lead independent director. Our Board does not have a policy on whether the role of the Chairperson of the Board and Chief Executive Officer should be separate and our Board believes it should maintain flexibility to select a leadership structure that best meets the needs of the Company at a given point in time. Currently, our Board believes that it is in the best interests of the Company and its stockholders for Dr. Calvin Knowlton to serve in both roles given his knowledge of the Company and industry.

Our Corporate Governance Guidelines recognize the importance of a lead independent director in the absence of an independent Chairperson and set forth specific roles and responsibilities of the lead independent director, including establishing the agenda for meetings of independent directors, presiding over meetings of independent directors, presiding over any portions of meetings of our Board evaluating the performance of our Board, and coordinating the activities of the other independent directors and performing such other duties as our Board may establish or delegate. Mr. Tunstall currently serves as our lead independent director.

Role of the Board in Risk Oversight

One of our Board’s key functions is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through the Committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and KPMG LLP, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Corporate Governance Committee is responsible for developing our corporate governance principles and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation, as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

Meetings of the Board of Directors

The Board met 8 times via teleconference during the fiscal year ended December 31, 2021. All directors attended at least 75% of the aggregate number of meetings of the Board, and of the Committees on which they then served, held during 2021 or the portion thereof for which they were directors or Committee members.

While the Company does not have a formal policy addressing director attendance at our annual meetings, our directors are encouraged to attend our annual meeting. Five of the nine directors then on the Board virtually attended the 2021 annual meeting of stockholders (the “2021 Annual Meeting”).

Information Regarding Committees of the Board of Directors

The Board has a standing Audit Committee, Compensation Committee, Nominating Committee, and Corporate Governance Committee. From time to time, our Board and Committees also take action by written consent without a meeting. Each of our Board Committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Members serve on these Committees until their resignation or until otherwise determined by the Board.

The following table provides membership information as of December 31, 2021 for the Company’s four standing Committees during 2021.

Name	Audit	Compensation	Corporate Governance	Nominating Committee
Samira Beckwith	X	X*	X
Jan Berger			X	X
Dennis Helling			X	X*
Kathrine O’Brien			X	X
Michael Purcell	X*	X	X
Pamela Schweitzer			X	X
A Gordon Tunstall	X	X	X*

*	Committee Chair

Committee Refreshment

The Board is committed to regularly reviewing Committee composition. To this end, effective April 25, 2022, the Nominating Committee recommended, and the Board approved, the following Committee membership appointments:

Name	Audit	Compensation	Corporate Governance	Nominating Committee
Samira Beckwith	X	X*	X
Jan Berger	X		X	X
Dennis Helling		X	X	X*
Kathrine O’Brien		X	X	X
Michael Purcell	X*		X	X
Pamela Schweitzer		X	X	X
A Gordon Tunstall	X	X	X*

Audit Committee

Our Audit Committee currently consists of Dr. Beckwith, Dr. Berger, Mr. Purcell, and Mr. Tunstall; Mr. Purcell serves as chair of the Audit Committee. Each member of the Audit Committee qualifies as an independent director under the corporate governance standards of the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board has determined that each of Mr. Tunstall and Mr. Purcell qualifies as an “audit committee financial expert.” The Audit Committee has the authority to retain special legal, accounting, or other consultants as it deems necessary, at the Company’s expense, to carry out its duties and to determine the compensation of any such advisors. The Audit Committee held five meetings in 2021. The Audit Committee has adopted a written charter that satisfies the applicable standards of the SEC and the Nasdaq Listing Rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Audit Committee is responsible for assisting our Board in its oversight of the integrity of our consolidated financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination), and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The functions of our Audit Committee include, among other things:

•	hiring an independent registered public accounting firm to conduct the annual audit of our financial statements and monitoring its performance;

•	communicating with a prospective independent registered public accounting firm prior to their engagement and reviewing disclosures by the prospective firm regarding independence;

•	pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm;

•	reviewing and approving the planned scope of the annual audit and the results of the annual audit;

•	reviewing, at least annually, the independence of the independent registered public accounting firm, including considering policies regarding the Audit Committee’s preapproval by the Company of individuals employed or formerly employed by the Company’s auditors;

•	reviewing, upon completion of the audit, the financial statements proposed to be included in our Annual Report on Form 10-K to be filed with the SEC and to recommend whether or not such financial statements should be so included;

•	reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements, and our compliance with legal and regulatory requirements;

•	reviewing the significant accounting and financial statement presentation principles, including critical accounting policies and practices, and their impact on our financial statements;

•	primary responsibility for overseeing our risk management function;

•	coordinating the Board’s oversight of the performance of our internal audit function;

•	providing oversight and review of our asset management policies;

•	reviewing our internal financial, operating, and accounting controls with management and our independent registered public accounting firm;

•	establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing, with counsel, management and our independent registered public accounting firm, as applicable, any significant regulatory or other legal or accounting initiatives or matters that may impact our financial statements or compliance programs and policies;

•	reviewing and approving related-party transactions;

•	overseeing preparation of the report required by rules of the SEC to be included in the Company’s annual proxy statement; and

•	reviewing and evaluating, at least annually, our Audit Committee’s charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee assists the Board in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee’s charter. Management has the primary responsibility for establishing and maintaining effective internal control over financial reporting, the financial statements, and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”), expressing an opinion as to their conformity with accounting principles generally accepted in the United States (“GAAP”).

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2021 with management and with our independent registered public accounting firm. In addition, the Audit Committee has discussed the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, which includes, among other items, matters related to the conduct of the audit of our financial statements, including internal controls over financial reporting, with KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2021. The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by the applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the firm’s independence from management and the Company.

Based on the review and discussions referenced above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.

The foregoing report has been furnished by the Audit Committee:

Michael Purcell (Chair)
Dr. Samira Beckwith
A Gordon Tunstall

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The current members of the Compensation Committee are Dr. Beckwith, Dr. Helling, Ms. O’Brien, RADM Schweitzer, and Mr. Tunstall; Dr. Beckwith serves as chair of the Compensation Committee. Each member of the Compensation Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, each is an outside director as defined by Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and each is an independent director as defined by the Nasdaq Listing Rules. The Compensation Committee held seven meetings in 2021. The Compensation Committee has adopted a charter that complies with the applicable standards of the SEC and the Nasdaq Listing Rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Compensation Committee approves the compensation objectives for the Company, approves the compensation of the chief executive officer and approves or recommends to our Board for approval the compensation for other executives. The Compensation Committee reviews all compensation components, including base salary, bonus, benefits, and other perquisites and may consider recommendations made by the executive officers and compensation consultant in this process. The functions of our Compensation Committee include, among other things:

•	reviewing and modifying, as needed, the overall compensation strategy and policies for the Company;

•	reviewing and formulating policy and determining the compensation of our executive officers and employees;

•	reviewing and recommending to the Board the compensation of our directors;

•	appointing compensation consultants, independent legal counsel, or any other advisors engaged for the purpose of advising the committee, and evaluating any conflicts of interest raised by their work;

•	administering our benefit plans and granting equity awards to our employees and directors under these plans;

•	reviewing and monitoring management development plans and activities;

•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the Board its inclusion in the Annual Reports on Form 10-K, registration statements, proxy statements, or information statements, as applicable;

•	providing recommendations to the Board on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation;

•	if required from time to time, preparing the report of the Compensation Committee to be included in our annual proxy statement; and

•	reviewing and evaluating, at least annually, our Compensation Committee’s charter.

The Compensation Committee may form and delegate authority to subcommittees or officers of the Company, as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under the Company’s equity incentive plans to persons who are not subject to the reporting requirements of Section 16 of the Exchange Act. Delegation by the Compensation Committee shall not limit or restrict the Compensation Committee on any matter so delegated, and, unless the Compensation Committee alters or terminates such delegation, any action by the Compensation Committee on any matter so delegated shall not limit or restrict future action by any subcommittee on such matters. The operation of the Compensation Committee shall be subject to the bylaws and Section 141 of the Delaware General Corporation Law.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has directly engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant to provide it with objective and expert analyses, advice, and information with respect to executive compensation. Such executive compensation services provided by Pearl Meyer were directed or approved by the Compensation Committee, and Pearl Meyer reported directly to the Compensation Committee with respect to this assignment. Pearl Meyer also provided the Company with benchmarking services for employee compensation during 2021. The Compensation Committee has concluded that no conflict of interest exists with Pearl Meyer with respect to the services it provided to the Compensation Committee during 2021.

In addition to Pearl Meyer, members of our human resources, legal, and finance departments support the Compensation Committee in its work management by providing data, analysis, and recommendations regarding the Company’s executive compensation practices and policies and individual pay recommendations.

Corporate Governance Committee

The current members of the Corporate Governance Committee are Dr. Beckwith, Dr. Berger, Dr. Helling, Ms. O’Brien, Mr. Purcell, RADM Schweitzer, and Mr. Tunstall; Mr. Tunstall serves as chair of the Corporate Governance Committee. Each member of the Corporate Governance Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and an independent director as defined by the Nasdaq Listing Rules. The Corporate Governance Committee held eight meetings in 2021. The Corporate Governance Committee has adopted a charter that complies with the applicable standards of the SEC and the Nasdaq Listing Rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Corporate Governance Committee is responsible for developing and recommending to our Board corporate governance guidelines applicable to the Company and advising our Board on corporate governance matters. The functions of our Corporate Governance Committee include, among other things:

•	overseeing the Board’s committee structure and operations, including authority to delegate to subcommittees and committee reporting to the Board;

•	periodically reviewing the performance of the Board, including Board committees, and making recommendations;

•	developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our Board any changes to such principles;

•	instituting a plan or program for the continuing education of directors;

•	periodically reviewing the Company’s policy statements to determine their adherence to the Company’s Code of Business Ethics and Conduct;

•	conferring and consulting with the Company’s Nominating Committee regarding the plans of succession to the offices of key executive officers;

•	preparing any reports or other disclosure required by applicable SEC rules and regulations to be included in the Company’s annual proxy statement; and

•	reviewing and evaluating, at least annually, our Corporate Governance Committee’s charter.

Nominating Committee

The current members of the Nominating Committee are Dr. Berger, Dr. Helling, Ms. O’Brien, Mr. Purcell, and RADM Schweitzer; Dr. Helling serves as chair of the Nominating Committee. Each member of the Nominating Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and an independent director as defined by the Nasdaq Listing Rules. The Nominating Committee held four meetings in 2021. The Nominating Committee has adopted a charter that complies with the applicable standards of the SEC and the Nasdaq Listing Rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Nominating Committee is responsible for making recommendations to our Board regarding candidates for directorships and the structure and composition of our Board and Board committees. The functions of our Nominating Committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our Board consistent with the criteria approved by the Board;

•	recommending to the Board the chairmanship and membership of each of the Board’s committees;

•	conferring and consulting with the Corporate Governance Committee regarding the plans for succession to the offices of key executive officers;

•	periodically reviewing with management the Company’s plans for succession for key executive officers and making recommendations to the Board with respect to the selection of appropriate individuals to succeed to those positions;

•	preparing any reports or other disclosure required by applicable SEC rules and regulations to be included in the Company’s annual proxy statement; and

•	reviewing and evaluating, at least annually, our Nominating Committee’s charter.

While the Nominating Committee does not have a formal diversity policy, the Nominating Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background, and their array of talents and perspectives. We believe that the Nominating Committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s self-identified age, race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law.

The Nominating Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management, including our executive officers. In addition, the Nominating Committee considers candidates recommended by third parties, including stockholders. The Nominating Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by any other source, including members of our Board. Nominees should have a reputation for integrity, honesty, and adherence to high ethical standards, should have demonstrated business acumen, experience, and ability to exercise sound judgments in matters that relate to our current and long-term objectives, should be willing and able to contribute positively to our decision-making process, should have a commitment to understand TRHC and our industry, and to regularly attend and participate in meetings of the Board and its Committees, should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of TRHC, which include stockholders, employees, customers, creditors, and the general public, and to act in the interests of all stockholders, should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of self-identified age, race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The value of diversity is important to the Board and is always considered.

The Nominating Committee considers director candidates recommended by stockholders based on the same criteria set forth above. Stockholders who wish to nominate a person for election to the Board at the 2023 annual meeting of stockholders must provide timely and proper notice to the Company and may do so by delivering a written recommendation to the Nominating Committee at the following address: Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057 no earlier than the close of business on February 10, 2023, and no later than the close of business on March 12, 2023 unless we change the date of the 2023 annual meeting by more than 30 days from the anniversary date of this Annual Meeting. Submissions must be made in accordance with our bylaws and must include (1) the name, age, business address, and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Please refer to Article III of our bylaws for a description of the formal process to recommend director candidates to the Nominating Committee.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate with the Board, Board Committee, or an individual director may send written communication to the Board, Board Committee, or such director c/o Tabula Rasa HealthCare, Inc., 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, Attn: Secretary, which must include the name and address of the stockholder or interested party on whose behalf the communication is sent and the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication. The secretary will review each communication. The secretary will forward such communication to the Board, Board Committee, or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening, or similarly inappropriate, in which case the secretary shall discard the communication.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our executive officers, and non-employee directors. The Code of Business Conduct and Ethics is available on our website at ir.tabularasahealthcare.com. The Corporate Governance Committee is responsible for overseeing the Code of Business Conduct and Ethics and must approve any waivers of the Code of Business Conduct and Ethics for employees, including our executive officers, or non-employee directors. We intend to disclose future amendments to the code or any waivers of its requirements on our website to the extent permitted by the applicable rules and exchange requirements.

DIRECTOR COMPENSATION

The Board has adopted a formal non-employee director compensation policy, which provides for the following compensation to our non-employee directors:

•	Each non-employee director serving on our Board will receive an annual fee of $50,000;

•	The Lead Independent Director will receive an additional annual fee of $30,000;

•	The chair of our Audit Committee will receive an additional annual fee of $20,000 and each other member will receive $5,000;

•	The chair of our Compensation Committee will receive an additional annual fee of $10,000 and each other member will receive $4,000;

•	The chair of our Corporate Governance Committee will receive an additional annual fee of $10,000 and each other member will receive $4,000;

•	The chair of our Nominating Committee will receive an additional annual fee of $10,000 and each other member will receive $4,000;

•	Each non-employee director, upon appointment to the Board, will be entitled to an initial grant of restricted stock equal to 1.50x the annual equity grant ($240,000). Following the annual meeting, each non-employee director will receive an annual grant of restricted stock valued at $160,000 under the Company’s 2016 Omnibus Incentive Compensation Plan (the “Equity Plan”). The initial grant will vest in three substantially equal annual installments over three years and the annual grant will vest in full on the one-year anniversary of the grant date, in each case, subject to continued service from the date of grant until the applicable vesting dates;

•	Each non-employee director may elect to defer all of the director’s annual equity-based compensation awards under the Company’s Non-Employee Director Compensation Program until the director’s termination of service or a change in control. Deferred compensation will be payable in the form of restricted stock unit awards under the Equity Plan and vest upon the first anniversary of the date of grant; and

•	All fees under the director compensation policy will be on a rolling annual basis and no per meeting fees will be paid. All fees payable to our committee members will be in addition to the fees payable to them for serving as a director. We will also reimburse non-employee directors for reasonable expenses incurred in connection with attending Board of Directors and committee meetings.

Each non-employee director is subject to stock ownership guidelines, which require directors to hold five times their annual cash retainer. All directors must comply with the ownership requirements within five years from the later of the date of policy adoption or the date of being deemed a director, and the shares held by the directors must be shares owned outright and vested in-the-money unexercised stock options, owned via individual purchase, vest, or exercise. All of the directors have satisfied or are on track to satisfy the guidelines within the five-year period.

The table below summarizes the compensation earned by our non-employee directors during the fiscal year ended December 31, 2021. Drs. Calvin Knowlton and Orsula Knowlton do not receive compensation for service on the Board and the compensation paid to each of Drs. Calvin Knowlton and Orsula Knowlton as executives of the Company are set forth under the heading “Compensation of Executive Officers—Summary Compensation Table” below.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Samira Beckwith(2)	69,000	160,022	229,022
Jan Berger(3)	58,000	160,022	218,022
Dennis K. Helling(4)	64,000	160,022	224,022
Kathrine O’Brien(5)	58,000	160,022	218,022
Michael Purcell(6)	58,500	178,834	237,334
Pamela Schweitzer(7)	58,000	160,022	218,022
A Gordon Tunstall(8)	74,250	184,857	259,107

(1)	The amounts shown in this column reflect the grant date fair value of restricted stock granted to our non-employee directors on June 11, 2021, which vest on June 11, 2022, and in the case of each of Messrs. Purcell and Tunstall, also include grants of fully vested shares of common stock that Messrs. Purcell and Tunstall elected to receive in lieu of cash retainer fees. The grant date fair value is calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“FASB ASC Topic 718”) and assumes no forfeiture rate. See Note 16 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, for the year ended December 31, 2021, filed on February 25, 2022 for a discussion of the assumptions used in valuation of the restricted stock awards. No stock options were granted to non-employee directors during 2021.

(2)	Dr. Beckwith held 3,792 shares of restricted common stock as of December 31, 2021.

(3)	Dr. Berger held 3,792 shares of restricted common stock as of December 31, 2021.

(4)	Dr. Helling held 3,792 shares of restricted common stock as of December 31, 2021.

(5)	Ms. O’Brien held 3,792 shares of restricted common stock as of December 31, 2021.

(6)	Mr. Purcell held 3,792 shares of restricted common stock as of December 31, 2021.

(7)	RADM Schweitzer held 5,862 shares of restricted common stock as of December 31, 2021.

(8)	Mr. Tunstall held 6,638 shares of restricted common stock as of December 31, 2021.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of the date of this Proxy Statement. Biographical information for Dr. Calvin Knowlton, our Chief Executive Officer and Chairman of the Board, and Dr. Orsula Knowlton, our Co-President, Chief Marketing & New Business Development Officer, are included above with the director biographies. The biographies for our other executive officers are below.

Name	Age	Position
Dr. Calvin Knowlton	72	Chief Executive Officer and Chairman of the Board
Dr. Orsula Knowlton	54	Co-President, Chief Marketing & New Business Development Officer and Director
Brian Adams	41	Co-President
Thomas Cancro	54	Chief Financial Officer
Michael Greenhalgh	60	Chief Operating Officer

Brian Adams

Mr. Adams has served as our Co-President since 2021. From 2014 to 2022, he served as our Chief Financial Officer. Prior to that, he served as Vice President of Finance and Director of Finance for CareKinesis from 2011 to 2014. From 2007 through 2011, Mr. Adams served as Senior Financial Analyst, Manager of Finance and Associate Director of Finance and Accounting at KPMG LLP. Mr. Adams served as the Manager of Financial Planning and Analysis of excelleRx, Inc. from 2005 through 2007. Mr. Adams graduated from The University of Richmond, Robins School of Business with a Bachelor of Science in Business Administration with a concentration in finance.

Thomas Cancro

Mr. Cancro was appointed as the Company’s Chief Financial Officer on February 28, 2022. Previously, he was the Chief Financial Officer of DZS Inc. from 2019 through 2021. Prior to his role at DZS Inc., Mr. Cancro was with General Electric Company, a global diversified corporation, most recently as Controller of the company’s technology research and IP-licensing business unit. Previously, Mr. Cancro served in executive leadership roles with publicly traded companies including GFI Group, Inc., a then NYSE-listed FinTech provider of wholesale brokerage services and SaaS software solutions (now a subsidiary of BGC Partners, Inc.), MasTec Inc., a provider of telecommunications and energy infrastructure, and Verizon Communications Inc. (“Verizon”), where he served as Chief Financial Officer of the company’s European joint venture with AT&T Inc. and Deutsche Telekom AG, where he led that company through its initial public capital markets offering and related registration with the SEC. Mr. Cancro holds a Bachelor of Science degree in Accounting from the Pennsylvania State University, is a Certified Public Accountant and also holds a CFA Charter.

Michael Greenhalgh

Mr. Greenhalgh is our co-founder and has served as our Chief Operating Officer since 2011. He also served as Chief Executive Officer for CareKinesis from 2017 to 2019. He served as Vice President of Pharmacy Services and Business Development at CareKinesis from 2010 to 2011. Mr. Greenhalgh brings more than 35 years of professional experience in pharmacy and related healthcare companies. Prior to CareKinesis, Mr. Greenhalgh was Co-founder and President of Myofacial Associates, a professional wellness center, from 2003 to 2006. Mr. Greenhalgh was the President and owner of two pharmacies, Red Fern Pharmacy and Norris Hills Pharmacy, and a medical device company, Red Fern Medical Inc., from 1988 to 1998 until all three companies were acquired by Rite Aid, a Fortune 500 Company. Mr. Greenhalgh graduated from Temple University with his bachelor’s degree in Pharmacy.

PROPOSAL 2
ADVISORY VOTE APPROVING THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

General

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, we are asking our stockholders to cast a non-binding, advisory vote to approve the compensation of our named executive officers as described in the section entitled “Compensation Discussion and Analysis” and the related compensation tables set forth in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. In accordance with the results of the stockholder vote at the 2019 Annual Meeting of Stockholders, advisory votes on the overall compensation of our named executive officers are held every year, and there will be another vote on the frequency of the say on pay vote at the 2025 Annual Meeting of Stockholders.

Our executive compensation philosophy and programs are designed to create a positive correlation of pay to performance and reward our named executive officers for delivering results. We seek to attract, motivate, and retain high-caliber executives and to align the interests of those executives with the interests of our stockholders in order to build long term sustainable value for our stockholders.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Tabula Rasa HealthCare, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.”

Details concerning how we implement our executive compensation philosophy and programs to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth below in this proxy statement.

Potential Effects of the Vote

This vote is advisory and will not be binding upon the Company, the Board, or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the Board, or the Compensation Committee, and it will not affect, limit, or augment any existing compensation or awards. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will have the same effect as an “Against” vote, and broker non-votes will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” PROPOSAL 2

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers and Overview

In this Compensation Discussion and Analysis (“CD&A”), we address our compensation philosophy and programs with respect to the compensation paid during or awarded with respect to 2021 for our named executive officers. We also describe the elements of our 2021 compensation program and the material decisions of our Compensation Committee, and the underlying rationale for the same, with respect to our named executive officers. Our named executive officers as of December 31, 2021 are:

Name	Title
Dr. Calvin Knowlton	Chief Executive Officer
Dr. Orsula Knowlton	Co-President and Chief Marketing & New Business Development Officer
Brian Adams	Co-President and former Chief Financial Officer*
Michael Greenhalgh	Chief Operating Officer

*Mr. Adams served as our Chief Financial Officer until February 2022.

As of December 31, 2021, the named executive officers were the only executive officers of the Company.

2021 Business Highlights and Strategic Outlook

2021 continued to be marked by numerous uncertainties and challenges brought by the ongoing COVID-19 global pandemic (“COVID-19”). While COVID-19 created headwinds, it has emphasized the critical role of pharmacists and hopefully the even larger influence pharmacists will have as part of long-term movement toward value-based care in the U.S. Some highlights include the following.

•	Full year 2021 revenue of $331.3 million, an increase of 11% compared to 2020.

•	Full year 2021 CareVention HealthCare revenue grew 20%.

•	Full year 2021 MedWise HealthCare software subscriptions revenue grew 10%, respectively, driven by our PrescribeWellness cloud-based software platform serving more than 15,000 independent community pharmacies.

•	Our R&D team published nearly one original research piece per week in 2021. In addition, the Company’s research was cited 547 times in 2021 alone. Our publication impact increased one-and-a-half times from 2020 to 2021, which we believe demonstrates the increased impact of our research and development efforts.

In an effort to drive greater future internal efficiencies and increased client satisfaction, we are engaging in a number of initiatives including:

•	the outsourcing of our IT infrastructure;

•	a more favorable pharmacy benefit manager rebate agreement within our Pharmastar operations; and

•	a business processing outsourcing contract within our third-party administrative services which went into effect in late February 2022.

These actions and additional ongoing efforts, such as our decision to divest non-core assets, give us confidence in our plans to materially strengthen our balance sheet and cash position in 2022 while ensuring we have a solid foundation to support our growing business.

Compensation Philosophy and Objectives

This CD&A provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation provided. In addition, it explains how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our named executive officers for 2021. The primary objectives of our executive compensation program are to retain key executives, attract new talent, and link compensation achievement to business objectives. We believe our named executive officer compensation program demonstrates our commitment to aligning executive pay with corporate and individual performance.

What We Do	What We Don’t Do

✓     We pay for performance

✓     We grant long-term performance-based awards under our long-term incentive compensation program

✓     We consider and benchmark against peer groups in establishing compensation

✓     We use a mix of objective operational metrics in our compensation program to align the interests of our named executive officers with those of our stockholders

✓     The Compensation Committee retains an independent compensation consultant

✓     Our executive compensation is subject to a clawback policy

✓     Our named executive officers are subject to robust stock ownership requirements

None of our named executive officers currently have employment agreements We do not encourage excessive risk-taking in our compensation practices We do not provide 280G gross up payments

The Compensation Committee has responsibility for establishing and reviewing the compensation of our named executive officers. In establishing named executive officer compensation, the Compensation Committee’s objectives primarily are to:

•	attract and retain individuals of superior ability and managerial talent;

•	ensure compensation is aligned with our corporate strategies and business objectives and the long-term interests of our stockholders;

•	drive maximize stockholder value creation by providing a portion of total compensation in our equity; and

•	promote teamwork while also recognizing the individual role of each named executive officer in our success.

2021 Compensation Decisions

In 2021, the Compensation Committee approved the following changes to the executive compensation program:

•	Performance Stock Units. In 2021, the Compensation Committee introduced performance stock units (“PSUs”) as a meaningful portion of our named executive officers’ long-term incentive compensation program. PSUs now represent 25% of each named executive officers’ total mix in the long-term incentive compensation plan. The Compensation Committee believes PSUs will further the Company’s focus on pay-for-performance and drive long-term financial performance.

•	Significantly Reduced or Eliminated Short-Term Incentive Compensation. In light of the significant decline in the Company’s stock price during 2021, the Compensation Committee exercised its discretion to significantly reduce payouts under our 2021 Annual Incentive Plan (“AIP”), such that the named executive officers were eligible to receive only 33% of their target bonus amount, even though the performance achievement under the AIP would have resulted in a payout at 82.5% of target. Furthermore, Mr. Brian Adams and Mr. Michael Greenhalgh declined to accept any cash payment of their 2021 AIP award and, as a result, received zero payout under the 2021 AIP.

•

Organizational Changes. In November 2021, Mr. Brian Adams was promoted to Co-President. Mr. Adams continued to serve as the Company’s Chief Financial Officer while the Company conducted a national search to identify his replacement. As a result of such search, in February 2022, Mr. Thomas Cancro was appointed Chief Financial Officer of the Company. Accordingly, Mr. Adams no longer serves as our Chief Financial Officer and remains our Co-President. As a result of his promotion, Mr. Adams’ base compensation increased from $400,000 to $450,000.

Summary of Elements of Compensation

To achieve our compensation objectives, we provide each named executive officer with a compensation package consisting primarily of the following fixed and variable elements:

Compensation Element	Compensation Objectives	Key Features and 2021 Highlights
Base Salary

•        Recognizes performance of job responsibilities and attracts and retains individuals with superior talent.

•        Reflects the experience of the individual named executive officer and expected day-to-day contributions, supported by market data.

•        Reviewed annually to consider changes in responsibility, experience, and market competitiveness.

•        In 2021, no named executive officer received an increase in base salary (other than Mr. Adams in connection with his promotion to Co-President).

Short-Term Incentive Compensation	• At-risk pay is designed to motivate achievement of annual performance goals. • Provides incentives to attain short-term corporate goals.

•        Market competitive targets established for named executive officers under our Annual Incentive Plan.

•        Based entirely on corporate performance, and the Compensation Committee may adjust any payout relative to individual achievements of our named executive officers.

•        In light of the Company’s stock performance in 2021, the Compensation Committee exercised their discretion to reduce earned payout amounts significantly, and Messrs. Adams and Greenhalgh declined to accept any portion of their cash bonus for 2021.

Long-Term Incentive Compensation	Drives stockholder value creation by aligning the interests of named executive officers with those of our stockholders.

•       2021 long-term incentive awards consisted of 25% performance-based awards in the form of PSUs and 75% time-based restricted stock awards.

•       PSUs are based on the actual performance level achieved with respect to a 3-year revenue compound annual growth rate.

•       Restricted stock vests annually over a four-year period from the date of grant.

Determination of Compensation

Role of the Compensation Committee

Our executive compensation program is administered by the Compensation Committee, which approves named executive officer compensation annually. The Compensation Committee annually conducts a quantitative and qualitative review of each named executive officer’s achievement of corporate and individual performance goals (as described further below in the section entitled “Elements of Compensation—Short-Term Incentive Compensation”). The Compensation Committee also assesses each named executive officer’s overall contributions to Company performance and the degree to which each named executive officer’s target compensation is competitive with the market and aligned with the Company’s overall compensation philosophy.

Role of Management

Based on the data provided by the compensation consultant, the Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of the named executive officers (except with respect to his own compensation).

Compensation Consultant

In 2021, we utilized Pearl Meyer, an independent compensation consultant, to assist in a review of our overall executive compensation program, including with respect to benchmarking executive compensation. Pearl Meyer works directly with the Compensation Committee and attends all committee meetings as well as pre-meetings to review agenda items and draft materials. Pearl Meyer did not provide any additional services during fiscal year 2021.

Peer Group and Market Data

The Compensation Committee considers and benchmarks named executive officer compensation against a peer group in assessing and reviewing base salary, target bonus amounts (with respect to short-term incentive compensation), and long-term incentive awards. Our peer companies were selected based on best practices criteria developed to identify comparable peer companies in terms of size, industry, performance, and business complexity to provide the Compensation Committee with relevant and meaningful comparison information in support of compensation decision-making. Our peer group includes companies that have a similar enterprise value, who are in similarly sized and situated businesses and are part of the healthcare technologies and healthcare services industries. Our 2021 peer companies generally have estimated revenue between $100 million and $1 billion and a range for market capitalization of $400 million to $5 billion. Although it is challenging to find companies that are size-appropriate and provide similar innovative healthcare technologies, we try to maintain as many current peers as possible for year-over-year consistency.

The 2021 peer group was composed of the following companies:

1Life Healthcare, Inc.	Evolent Health, Inc.	National Research Corporation
Accolade, Inc. *	Health Catalyst, Inc.	NextGen Healthcare, Inc.
American Well Corporation *	HealthEquity, Inc.	Omnicell, Inc.
Benefitfocus, Inc.	HealthStream, Inc.	Phreesia, Inc.
Computer Programs & Systems, Inc.	Hims & Hers Health, Inc. *	Vocera Communications, Inc.
eHealth, Inc.	Inovalon Holdings, Inc.

* New peer companies added to our 2021 peer group.

Elements of Compensation

Base Salaries

We provide a base salary as a fixed source of compensation for the named executive officers. Other than Mr. Adams, who received a 12.5 % increase to his base salary in November 2021 as a result of his promotion to Co-President, the Compensation Committee did not increase our named executive officers’ base salaries in 2021.

	Base Salary As of 12/31/2021		Base Salary As of 1/1/2021	Percentage Increase
Dr. Calvin Knowlton	$550,000		$550,000	0%
Dr. Orsula Knowlton	$450,000		$450,000	0%
Brian Adams	$450,000	(1)	$400,000	12.5%
Michael Greenhalgh	$400,000		$400,000	0%

(1) Mr. Adams’ salary increase went into effect on November 8, 2021 and was pro-rated for the balance of 2021.

Short-Term Incentive Compensation

We pay annual performance-based bonuses to reward the performance achievements of our named executive officers. An executive must be employed by us on the date of payment to receive a bonus. While historically we have paid these bonuses in cash, the Compensation Committee maintains flexibility under our Annual Incentive Plan (the “AIP”) to make payments in the form of cash, stock, or a combination of the foregoing.

Under the 2021 AIP, each named executive officer was assigned a target bonus award opportunity, expressed as a percentage of his or her base salary for the year, but was eligible to receive a payout above or below target based on actual year-end performance. The particular target bonus award opportunity is based on each named executive officer’s compensation tier, with our Chief Executive Officer receiving the highest target amount, and is determined following a review of market-competitive ranges for target bonuses and target total cash compensation that approximates the 50th percentile of the market. With the exception of Mr. Adams, whose target bonus was increased from 60% to 75% of his base salary in connection with his promotion to Co-President in November 2021, the target bonus award opportunities for our named executive officers did not change.

For 2021, the target bonus amounts expressed as a percentage of 2021 base salary amounts are as follows:

	2021 Target Bonus (% of Base Salary)		2021 Target Bonus
Dr. Calvin Knowlton	100%		$550,000
Dr. Orsula Knowlton	75%		$337,500
Brian Adams	75	%(1)	$256,370
Michael Greenhalgh	60%		$240,000

(1)	On November 8, 2021, Mr. Adams’ target bonus award opportunity was increased from 60% to 75% of his annual base salary in connection with his promotion to Co-President. The target amount increase was pro-rated for 2021.

Consistent with prior years, the Compensation Committee structured the 2021 AIP based entirely on corporate performance for our named executive officers. For 2021, the AIP performance measure was based 100% on the Company’s 2021 revenue. The Compensation Committee determined that revenue was the best short-term goal to measure Company performance for 2021. No payouts are made if threshold levels are not achieved, and maximum payouts are capped at 200% of target. Performance achieved between threshold and target, and target and maximum are not interpolated. The Compensation Committee has the discretion to adjust any payout relative to individual achievements or Company corporate performance.

Our AIP performance objectives are generally determinable and measurable and their outcomes are uncertain at the time they are established. We consider the 2021 objectives to be ambitious, but attainable and designed to reflect meaningful performance requirements. The 2021 AIP performance objectives and payout levels of achievement were set as follows:

Performance Measure	Weighting	Threshold	Target	Maximum
Revenue	100%	$328 million	$332 million	>$	340 million
% of Target Bonus		30%	100%		150%

Our revenue achievement for 2021 was $ 331.3 million, which resulted in the following AIP payout percentage:

Performance Measure	Actual Performance Achieved	Actual Payment % Achieved Based on Goal Weightings
Revenue (100%)	$331.3 million	82.5%

In light of the significant decline in the Company’s stock price during 2021, the Compensation Committee exercised its discretion to significantly reduce earned amounts under our 2021 Annual Incentive Plan (“AIP”), such that the named executive officers were eligible to receive only 33% of their target bonus amount, even though the performance achievement under the AIP would have resulted in a payout at 82.5% of target. Furthermore, Mr. Brian Adams and Mr. Michael Greenhalgh declined to accept any cash payment of their 2021 AIP award and, as a result, received zero payout under the 2021 AIP.

In light of the reduction to the amount of the earned 2021 AIP awards and the decision by Messrs. Adams and Greenhalgh to voluntarily forfeit their earned 2021 AIP cash bonus amounts, the Compensation Committee has reserved the right to make future equity-based awards to the named executive officers during 2022. The Compensation Committee currently intends to make such equity grants to Messrs. Adams and Greenhalgh in amounts that approximate the value of the forfeited cash bonuses under the 2021 AIP and may make other equity-based awards to the named executive officers in amounts to be determined in their discretion, pursuant to such terms and conditions as the Compensation Committee may determine in the future.

Please refer to the following table for target bonus amounts, amounts approved by the Compensation Committee, and amounts paid to the named executive officers under the 2021 AIP.

	2021 Target Bonus	Approved Bonus Amounts (33% of target)	Actual Amounts Paid
Dr. Calvin Knowlton	$550,000	$181,500	$181,500
Dr. Orsula Knowlton	$337,500	$111,375	$111,375
Brian Adams	$256,370	$84,563	$0
Michael Greenhalgh	$240,000	$79,200	$0

Long-Term Incentive Compensation

The Compensation Committee grants long-term incentive awards to our named executive officers under our Company’s 2016 Omnibus Incentive Compensation Plan (the “Equity Plan”). Historically, the long-term incentive awards have been solely in the form of restricted stock. During 2020, the Compensation Committee, together with input from management, discussed with the compensation consultant including performance-based awards as part of named executive officers’ total long-term equity incentive compensation for rollout in 2021. This consideration was based, in part, on feedback from investors and proxy advisory firms. Our Compensation Committee considered various plan designs and decided to take an initial step to incorporate performance-based objectives into the Company’s long-term incentive program in the form of PSUs, which commenced in 2021, with 25% of the total annual long-term incentive awards composed of PSUs. The Compensation Committee believes PSUs will further the Company’s focus on pay-for-performance and drive long-term financial performance, and will continue to evaluate the mix of the long-term incentive plan design on an annual basis.

Accordingly, in 2021, 25% of each named executive officer’s total annual long-term incentive award was delivered in the form of PSUs and 75% was delivered in the form of time-based restricted stock. The restricted stock awards were granted in January 2021 and vest annually in four equal installments, commencing on January 12, 2021. The PSUs are subject to a three-year performance period (2021-2023), commencing on January 1, 2021 and may become earned and vested based on the actual performance level achieved with respect to a three-year revenue compound annual growth rate. The performance objectives and the level of achievement for PSUs were set as follows:

Performance Measure	Threshold	Target	Maximum
Three-Year Revenue Compound Annual Growth Rate	20%	25%	30%
% of PSUs Vested	75%	100%	200%

The following table sets forth each named executive officer’s total annual long-term incentive award for 2021:

Name	Restricted Stock Grant (# of Shares)	Grant Date Fair Value of Restricted Stock Grant ($)(1)	PSU Grant (at target) (# of Shares)	Grant Date Fair Value of PSU Grant (at target) ($)(2)	Total Long- Term Incentive Award Value (at target) ($)
Dr. Calvin Knowlton	75,000	4,125,750	25,000	1,103,250	5,229,000
Dr. Orsula Knowlton	46,875	2,578,594	15,625	689,531	3,268,125
Brian Adams	28,125	1,547,156	9,375	413,719	1,960,875
Michael Greenhalgh	28,125	1,547,156	9,375	413,719	1,960,875

(1)	Based on the closing price of the Company’s stock on the January 28, 2021 grant date, or $55.01.

(2)	Based on the closing price of the Company’s stock on April 27, 2021 or $44.13.

The total long-term incentive award value for each named executive officer was determined based on benchmarking analysis provided by our compensation consultant for executives with similar roles at companies within our peer group, targeting approximately the 75th percentile of the market.

Compensation Agreements

Employment Agreements

In 2018, the Company discontinued individualized employment agreements and entered into change-in-control and severance agreements, which we refer to as the CIC Agreements, with our named executive officers, which include uniform definitions, terms, protections, and restrictions. With the Company’s growth, the administration of the various and inconsistent employment contracts were challenging and the Company desired a more consistent approach to executive contracts. As a result, effective January 1, 2018, none of our named executive officers have employment agreements with the Company and all are party to the CIC Agreemenets described below.

CIC Agreements

On February 26, 2018, we entered into the CIC Agreements with each of our named executive officers. Certain key terms of the CIC Agreements are described below.

Each CIC Agreement has an initial three-year term effective as of January 1, 2018 and will automatically renew for successive one-year periods thereafter unless notice of non-renewal is given 90 days prior to the expiration of the renewal date or they are otherwise terminated pursuant to their terms. The CIC Agreements provide that if the executive is terminated without cause or resigns for good reason and executes (and does not revoke) a release, then he or she will receive, in addition to certain other earned, but unpaid, amounts,

(i) continuation of base salary for the severance term;

(ii) health continuation coverage under COBRA, for the severance term, provided that the executive pays the monthly COBRA costs; and

(iii) reimbursement for the reasonable costs of outplacement services incurred (up to a specified maximum) within the outplacement benefit term.

Other earned, but unpaid, amounts consist of any unpaid base salary, other accrued amounts, and, for a termination other than for cause at least six months following the commencement of the applicable performance period, a prorated bonus for such performance period based on the portion of the performance period prior to the executive’s termination of employment that is calculated based on the target bonus amount.

If the executive dies, then the executive’s estate will receive other earned, but unpaid, amounts, a lump sum payment of the executive’s base salary for the severance term and all outstanding equity grants will become fully vested and exercisable. If the executive’s employment is terminated due to disability, then the executive will only be entitled to any amounts earned, but unpaid.

Additionally, the CIC Agreements provide that in addition to the above severance benefits, if the executive’s employment is terminated without cause or by the executive for good reason within 90 days prior to a change in control, provided that a change in control actually occurs, or within two years after the change in control, then all of the executive’s outstanding equity will become fully vested and exercisable.

Each CIC Agreement includes an appendix that sets forth the applicable material terms for each executive, including the following terms:

	Dr. Calvin Knowlton	Dr. Orsula Knowlton	Brian Adams(1)	Michael Greenhalgh
Base Salary	$550,000	$450,000	$450,000	$400,000
Target Incentive Bonus	100% of Base Salary	75% of Base Salary	75% of Base Salary	60% of Base Salary
Severance Term	24 months	24 months	24 months	12 months

(1)	In connection with Mr. Adams’ promotion to Co-President, the Compensation Committee approved certain changes to his CIC Agreement. Specifically, effective November 8, 2021, his CIC Agreement was revised to reflect (i) the increase in his base salary from $400,000 to $450,000 and (ii) the increase in his target bonus percentage from 60% to 75% of base salary. Additionally, his severance term was modified to align with Dr. Orsula Knowlton who also serves as a Co-President.

The CIC Agreements contain restrictive covenants pursuant to which the executives have agreed to refrain from competing with us or soliciting our employees or customers for a period following the executive’s termination of employment. The restrictive covenants apply for the duration of the applicable severance term.

Payments and benefits under the CIC Agreements are reduced to the maximum amount that does not trigger the excise tax under Code sections 280G and 4999 unless the executive would be better off, on an after-tax basis, had the executive received all payments and benefits and paid all applicable excise and income taxes.

Change of Control under the Equity Plan

Under the Equity Plan, if we experience a change of control where we are not the surviving corporation, or survive only as a subsidiary of another corporation, unless the committee determines otherwise, all outstanding grants that are not exercised or paid at the time of the change of control will be assumed by, or replaced with grants that have comparable terms by, the surviving corporation, or a parent or subsidiary of the surviving corporation. The “committee” for purposes of the Equity Plan is the Compensation Committee or other committee appointed by the Board to administer the Equity Plan. Unless a grant instrument provides otherwise, if a participant’s employment is terminated by the surviving corporation without cause upon or within 12 months following a change of control, the participant’s outstanding grants will fully vest as of the date of termination; provided, that if the vesting of any grants is based, in whole or in part, on performance, the applicable grant instrument will specify how the portion of the grant that becomes vested upon a termination following a change of control will be calculated.

If there is a change of control and all outstanding grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation, the committee may take any of the following action without the consent of any participant:

•	determine that outstanding options and stock appreciation rights will accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units, cash awards, and dividend equivalents immediately lapse;

•	pay participants, in an amount and form determined by the committee, in settlement of outstanding stock units, cash awards, or dividend equivalents;

•	require that participants surrender their outstanding stock options, stock appreciation rights or any other exercisable grant, in exchange for a payment by us, in cash or shares of our common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of common stock; provided, however, if the per share fair market value of the common stock does not exceed the per share stock option exercise price or stock appreciation right base amount, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or stock appreciation right; or

•	after giving participants an opportunity to exercise all of their outstanding stock options and stock appreciation rights, terminate any unexercised stock options and stock appreciation rights on the date determined by the committee.

In general terms, a change of control under the Equity Plan occurs if:

•	a person, entity, or affiliated group, with certain exceptions, acquires more than 50% of our then outstanding voting securities;

•	we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	we merge into another entity and the members of our Board prior to the merger would not constitute a majority of the board of the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets;

•	our stockholders approve a plan of complete liquidation or dissolution; or

•	a majority of the members of our Board is replaced during any 12-month period or less by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Other Benefits

Executive Life Insurance Program

We provide an executive life insurance program in which our named executive officers participate. This program provides a death benefit to the named executive officer’s beneficiary in an amount equal to $1.0 million, $1.5 million, and $0.5 million for Dr. Orsula Knowlton and Messrs. Adams and Greenhalgh, respectively.

Perquisites

We pay country club and social club dues for Dr. Calvin Knowlton. We pay these costs because they are primarily business-related, although they may occasionally result in a personal benefit to Dr. Calvin Knowlton.

Additional Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as dental insurance, vision insurance, a medical and dental opt-out program, 401(k), group life insurance, and short- and long-term disability insurance, in each case on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our named executive officers. We pay the full cost of medical insurance for Drs. Calvin and Orsula Knowlton. Mr. Adams and Mr. Greenhalgh participate in our medical insurance benefits on the same basis as other employees.

Risk Mitigation Policies and Practices

Hedging and Pledging Policies

The Company’s insider trading policy generally prohibits named executive officers from the hedging and pledging of securities. For additional information, please see the section of this Proxy Statement entitled “Hedging and Pledging Policies.”

Stock Ownership Guidelines

In February 2020, the Compensation Committee approved stock ownership guidelines for our named executive officers and directors. Drs. Calvin and Orsula Knowlton and Mr. Brian Adams are required to hold the Company common stock in an amount of five times their base salaries, and Mr. Michael Greenhalgh are required to hold three times their base salaries in the Company common stock. All participants must comply with the ownership requirements within five years from the later of date of policy adoption or the date of being deemed a participant, and the shares held by participants must be shares owned outright and the shares held by participants must be vested in-the-money unexercised stock options, owned via individual purchase, vest or exercise. All of our named executive officers are making progress towards their achievement of these guidelines in the five-year time period.

Clawback Policy

In February 2021, the Compensation Committee approved the Compensation Recoupment Policy (the “Recoupment Policy”) to enhance our corporate governance practices. The Recoupment Policy applies to any officers (as defined under Section 16(a) of the Exchange Act). In the event of a financial restatement caused by the Company’s material noncompliance with applicable financial reporting requirements, our Board will investigate any possible misconduct by officers who contributed to the financial restatement and all incentive-based compensation (cash bonuses and performance-based equity awards) for the preceding three fiscal years. The Board, in its sole discretion and to the extent permitted by applicable law, may require that an officer repay the difference between the amount of his or her incentive-based compensation that would have been paid based on proper reporting of the financial results and the amounts actually received by the officer.

Tax Implications

While the Compensation Committee considers tax deductibility as one factor in determining executive compensation, it also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Stockholder Outreach and Say-on-Pay Vote

At the 2021 Annual Meeting, we asked our stockholders to approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the 2021 Annual Meeting. Approximately 89% of the votes cast (excluding broker non-votes) were cast in favor of the non-binding advisory vote to approve the compensation of the named executive officers at the 2021 Annual Meeting. The Compensation Committee believes this indicates that our stockholders strongly support the philosophy, strategy, and objectives of our executive compensation programs. The Compensation Committee intends to continue to monitor stockholder concerns, including the results of the annual non-binding advisory votes to approve the compensation of the named executive officers, in making future decisions affecting the compensation of the named executive officers.

We believe that investor outreach is key to our commitment to engagement, communication, and transparency with our stockholders. We welcome stockholder feedback with respect to our executive compensation programs. Please see the section entitled “Stockholder Communications with the Board of Directors” for information on how to contact the Compensation Committee or the full Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the above Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Samira Beckwith (Chair)
Michael Purcell
A Gordon Tunstall

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing

Summary Compensation Table

The following table discloses the compensation earned by each of our named executive officers in 2019, 2020, and 2021.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation(2) ($)	Total ($)
Dr. Calvin Knowlton	2021	539,423	5,229,000	181,500	(3)	21,502	5,971,425
Chief Executive Officer	2020	497,115	4,059,731	—		45,814	4,602,660
	2019	561,127	4,519,450	—		55,153	5,135,730
Brian Adams	2021	402,692	1,960,875	84,563	(3)	28,375	2,476,505
Co-President and former	2020	384,615	1,517,371	—		23,213	1,925,199
Chief Financial Officer	2019	408,242	1,984,680	216,000		23,497	2,632,419
Dr. Orsula Knowlton	2021	441,346	3,268,125	111,375	(3)	11,073	3,831,919
Co-President and Chief Marketing &	2020	406,731	2,548,853	—		12,716	2,968,300
New Business Development Officer	2019	461,004	3,335,846	—		9,080	3,805,930
Michael Greenhalgh	2021	396,923	1,960,875	79,200	(3)	31,670	2,468,668
Chief Operating Officer	2020	377,755	1,017,380	—		29,772	1,424,907

(1)	Amounts shown for 2021 include restricted stock awards and PSUs granted under the Equity Plan, as discussed in the Compensation Discussion and Analysis section, above. Amounts reflect the aggregate grant date fair value in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see Note H of the Notes to Consolidated Financial Statements contained in our 2021 Annual Report. Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to performance conditions are based on the probable outcome as of the date of grant and exclude the impact of estimated forfeitures. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of the PSU awards granted in 2021 would have been $2,206,500 for Dr. C. Knowlton (bringing the total grant date fair value of the stock awards for 2021 to $6,332,250); $1,379,062 for Dr. O. Knowlton (bringing the total grant date fair value of the stock awards for 2021 to $3,957,657); $827,438 for Mr. Adams (bringing the total grant date fair value of the stock awards for 2021 to $2,374,594); and $827,438 for Mr. Greenhalgh (bringing the total grant date fair value of the stock awards for 2021 to $2,374,594).

(2)	Includes the following All Other Compensation for each named executive officer in 2021:

Name	Company Contribution to 401(k) Plan ($)	Health and Welfare Benefits(a) ($)	Executive Life Insurance Program(b) ($)	Perquisites(c) ($)
Dr. Calvin Knowlton	8,700	10,738	—	2,064
Brian Adams	8,700	18,897	778	—
Dr. Orsula Knowlton	8,700	1,692	680	—
Michael Greenhalgh	8,700	20,897	2,074	—

(a)	Includes the premiums paid for our medical plan for Dr. Calvin Knowlton, covering both him and Dr. Orsula Knowlton, which are fully paid by us, as discussed below in the “Other Benefits” section.

(b)	Includes premiums paid for our executive life insurance program, discussed below in the “Other Benefits” section.

(c)	The aggregate amount of perquisites does not exceed $10,000 per annum for each of the named executive officers. The amount reported here for Dr. Calvin Knowlton reflects the value of country club and social club dues paid by us, discussed above in the “Other Benefits” section.

(3)	For Dr. Calvin Knowlton and Dr. Orsula Knowlton, amounts reflect actual payouts pursuant to the 2021 AIP. For Mr. Brian Adams and Mr. Michael Greenhalgh, amounts reflect the Compensation Committee-approved values deemed earned by each of Messrs. Adams and Greenhalgh. As discussed in the CD&A section of this proxy statement, Messrs. Adams and Greenhalgh voluntarily declined to accept cash payouts under the 2021 AIP. The amounts earned but not received by Messrs. Adams and Greenhalgh are reflected in the Summary Compensation Table as part of 2021 compensation in accordance with SEC rules and requirements.

Grants of Plan-Based Awards

The following table sets forth each grant made to our named executive officers in 2021 under plans established by the Company in the amounts granted on such dates.

		Estimated Possible Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards (Target)(3) ($)
Dr. Calvin Knowlton
	8/10/2021	412,500	550,000	1,100,000	—	—	—	—	—
	4/27/2021	—	—	—	18,750	25,000	50,000	—	—
	1/28/2021	—	—	—	—	—	—	75,000	4,125,750
Dr. Orsula Knowlton
	8/10/2021	253,125	337,500	675,000	—	—	—	—	—
	4/27/2021	—	—	—	11,719	15,625	31,250	—	—
	1/28/2021	—	—	—	—	—	—	46,875	2,578,594
Brian Adams
	8/10/2021	192,278	256,370	512,740	—	—	—	—	—
	4/27/2021	—	—	—	7,031	9,375	18,750	—	—
	1/28/2021	—	—	—	—	—	—	28,125	1,547,156
Michael Greenhalgh
	8/10/2021	180,000	240,000	480,000	—	—	—	—	—
	4/27/2021	—	—	—	7,031	9,375	18,750	—	—
	1/28/2021	—	—	—	—	—	—	28,125	1,547,156

(1)	These columns represent possible payouts under the 2021 AIP. See the CD&A for a discussion of the performance metrics applicable to the 2021 AIP and the Summary Compensation Table for the actual amounts earned and/or paid out under the 2021 AIP. As discussed in the CD&A, Mr. Brian Adams and Mr. Michael Greenhalgh voluntarily declined to accept amounts earned under the 2021 AIP.

(2)	These columns reflect the threshold, target, and maximum number of units payable under the PSUs granted to the named executive officers on April 27, 2021. See the CD&A for a discussion of the performance metrics applicable to the PSUs granted in 2021. The actual payout amounts depend upon the satisfaction of the performance measures over the performance period and the certification of the Committee. Grant date values are determined in accordance with ASC Topic 718.

(3)	This column reflects the number of time-based restricted stock awards granted to the named executive officers in 2021. Grant date values are determined in accordance with ASC Topic 718. See the CD&A for further discussion of the restricted stock awards granted in 2021.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR END

The following table presents information regarding all outstanding equity awards held by each of our named executive officers on December 31, 2021.

		Option Awards				Stock Awards
Name	Grant Date*	Number of Securities Underlying Unexercised Options Exercisable (1)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Dr. Calvin Knowlton
	3/10/2017	10,824	15.16	3/10/2027	(1)	—		—	—	—
	9/28/2016	—	—	—		168,654	(4)	2,529,810	—	—
	1/2/2018	—	—	—		19,250	(5)	288,750	—	—
	2/14/2019	—	—	—		36,500	(6)	547,500	—	—
	2/24/2020	—	—	—		44,053	(7)	660,795	—	—
	1/29/2021	—	—	—		75,000	(8)	1,125,000	—	—
	4/27/2021	—	—	—		—		—	18,750	281,250
Dr. Orsula Knowlton
	3/10/2017	74,100	15.16	3/10/2027	(1)	—		—	—	—
	9/28/2016	—	—	—		133,634	(4)	2,004,510	—	—
	10/21/2016	48,600	15.65	10/21/2026	(2)	—		—	—	—
	1/2/2018	—	—	—		16,000	(5)	240,000	—	—
	2/14/2019	—	—	—		27,500	(6)	412,500	—	—
	2/24/2020	—	—	—		27,533	(7)	412,995	—	—
	1/29/2021	—	—	—		46,875	(8)	703,125	—	—
	4/27/2021	—	—	—		—		—	11,719	175,781
Brian Adams
	6/28/2013	42,153	3.11	6/28/2023	(1)	—		—	—	—
	10/21/2016	21,350	14.23	10/21/2026	(2)	—		—	—	—
	3/10/2017	1,077	13.78	3/10/2027	(1)	—		—	—	—
	3/10/2017	38,270	13.78	3/10/2027	(1)	—		—	—	—
	1/2/2018	—	—	—		8,000	(5)	120,000	—	—
	2/14/2019	—	—	—		18,000	(10)	270,000	—	—
	2/24/2020	—	—	—		16,520	(11)	247,800	—	—
	1/29/2021	—	—	—		28,125	(12)	421,875	—	—
	4/27/2021	—	—	—		—		—	7,031	105,465
Michael Greenhalgh
	6/28/2013	25,000	3.11	6/28/2023	(1)	—		—	—	—
	10/21/2016	3,850	14.23	10/21/2026	(2)	—		—	—	—
	10/21/2016	10,650	14.23	10/21/2026	(2)	—		—	—	—
	3/10/2017	1,077	13.78	3/10/2027	(1)	—		—	—	—
	3/10/2017	20,770	13.78	3/10/2027	(1)	—		—	—	—
	1/2/2018	—	—	—		5,000	(5)	75,000	—	—
	2/14/2019	—	—	—		7,000	(5)	105,000	—	—
	2/24/2020	—	—	—		11,013	(11)	165,195	—	—
	1/29/2021	—	—	—		28,125	(12)	421,875	—	—
	4/27/2021	—	—	—		—		—	7,031	105,465

(1)	Option awards generally vest 25% on the first anniversary of grant, and 1/36th each month thereafter. Qualified option awards to Drs. Calvin and Orsula Knowlton have a term of five years because they were considered 10% owners at the time of grant and the tax rules for incentive stock option grants require a five-year term. Nonqualified option awards and option awards to Mr. Adams and Mr. Greenhalgh have a term of ten years.

(2)	Option awards that vest 33.33% on the first anniversary of grant, and 1/24th each month thereafter. Nonqualified option awards to Dr. Orsula Knowlton and option awards to Mr. Adams and Mr. Greenhalgh have a term of ten years.

(3)	Amounts reflect restricted stock awards granted under the Equity Plan and the market value is based on the closing price of Company’s common stock on December 31, 2021 ($15.00).

(4)	100% of the restricted stock awards vest on December 1, 2022.

(5)	Restricted stock awards vest in four equal annual installments on January 2, 2019, January 2, 2020, January 2, 2021 and January 2, 2023.

(6)	Restricted stock awards will vest 50% on January 1, 2023.

(7)	Restricted stock awards vested 25% on January 11, 2021, and will vest 50% on January 11, 2023, and 25% on January 11, 2024.

(8)	Restricted stock awards will vest 50% on January 12, 2023, 25% on January 12, 2024, and 25% on January 12, 2025.

(9)	Amounts reflect PSUs granted in 2021 that are subject to a three-year performance period, which commenced on January 1, 2021. The amounts shown assume threshold performance is achieved and the market value is based the closing price of the Company’s common stock on December 31, 2021 ($15.00). The actual payout values will depend, among other things, the Company’s actual performance through the end of the performance period and the Company’s future stock price.

(10)	Restricted stock awards will vest in four equal annual installments on January 1, 2020, January 1, 2021, January 1, 2022, and January 1, 2023.

(11)	Restricted stock awards will vest in four equal annual installments on January 11, 2021, January 11, 2022, January 11, 2023, and January 11, 2024.

(12)	Restricted stock awards will vest in four equal annual installments on January 12, 2021, January 12, 2022, January 12, 2023, and January 12, 2024.

Option Exercises and Stock Vested Table – 2021

The following table sets forth information concerning each exercise of stock options and the vesting of restricted stock during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Dr. Calvin Knowlton	738	—	52,184	2,258,616
Dr. Orsula Knowlton	738	—	38,927	1,682,041
Brian Adams	12,000	682,680	22,506	972,801
Michael Greenhalgh	27,000	1,424,137	17,171	737,619

(1)	The amounts in this column are calculated by multiplying the number of shares acquired upon exercise by the difference between the fair market value of the common stock on the date of exercise and the exercise price of the option.

(2)	Reflects vesting of restricted stock granted in 2016 upon completion of the vesting period.

(3)	Amount calculated using the closing price per share of TRHC stock on the vesting date.

Potential Payments upon Termination or Change in Control Tables

Except as otherwise provided, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including, without limitation, resignation, incapacity retirement or a constructive termination of a named executive officer, or a “change in control” of the Company, or a change in the named executive officer’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans, or arrangements described below.

For each currently employed named executive officer, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each named executive officer, including any stock options vested as of December 31, 2021 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End Table — 2021). The tables assume that employment termination and/or the change in control occurred on December 31, 2021 and a valuation of our common stock based on its closing market price per share on December 31, 2021 of $15.00 per share. The tables also assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described above.

A description of some elements of the plans, arrangements, and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or change in control are also described under “CD&A” above. The footnotes to the tables describe the assumptions that were used in calculating the amounts described below.

Name(1)	Cash Severance ($)	Benefit Continuation ($)(2)	Outplacement Services ($)	Equity Awards ($)(3)	Total ($)
Dr. Calvin Knowlton	2,200,000	48,000	25,000	700,332	2,973,332
Dr. Orsula Knowlton	1,575,000	48,000	25,000	442,070	2,090,070
Brian Adams	1,575,000	48,000	25,000	266,637	1,914,637
Michael Greenhalgh	640,000	24,000	25,000	246,153	935,153

(1)	All amounts described are based upon a termination without “Cause” or a resignation for “Good Reason” in connection with a change in control, pursuant to the terms of the CIC Agreements. Each named executive officer is also entitled to the same cash severance, benefit continuation and outplacement service amounts upon a termination without Cause or a resignation for Good Reason absent a Change in Control, provided that in the event of termination without Cause or resignation for Good Reason, the cash severance amount is payable in installments over the applicable severance period.

(2)	The benefit continuation amount assumes an estimated COBRA continuation cost of $2,000 a month.

(3)	The equity awards column amount is based on the full value of all restricted stock and performance stock unit awards. All unvested stock options are underwater and therefore no value was attributable to unvested stock options.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship between the annual total compensation of our employees and the annual total compensation of Dr. Calvin Knowlton, our Chief Executive Officer. We consider the pay ratio specified herein to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K. In making this pay ratio disclosure, other companies may use assumptions, estimates, and methodologies different than ours; as a result, the following information may not be directly comparable to the information provided by other companies in our peer group or otherwise.

We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our non-managerial employees receive. Dr. Calvin Knowlton had 2021 annual total compensation of $5,971,425 as reflected in the Summary Compensation Table included in this proxy statement. Using a determination date of December 31, 2021, our median employee’s annual total compensation for 2021 was $70,171, as determined in the same manner as the total compensation for Dr. Calvin Knowlton. Based on this information, for 2021, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual compensation of our CEO was approximately 1 to 85.1.

During 2021, there were no changes to our employee population or our employee compensation arrangements that we believed would significantly impact our pay ratio disclosure. Accordingly, our median employee remained unchanged from 2020. To identify the median employee from our employee population, we determined the annual total compensation, a consistently applied measure of compensation paid across our entire employee base, of each of our employees as of the measurement date, December 31, 2020, in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We considered all Company employees, except that, in accordance with Item 402(u) of Regulation S-K, we excluded all non-U.S. employees, which represented less than 5% of our U.S. employee population.

Compensation Risk Assessment

Management has conducted a risk assessment of our compensation plans and practices and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risks that could threaten the Company. No such plans or practices were identified by management. The Compensation Committee has also reviewed the risks and rewards associated with our compensation plans and practices and agrees with management’s conclusion. Accordingly, there were no material adjustments made to our compensation policies and practices. We will continue to monitor our compensation policies and practices to determine whether our risk management objectives are being met with respect to incentivizing the Company’s employees.

Hedging and Pledging Policies

Our insider trading policy, as currently in effect, prohibits all officers (including our named executive officers), non-employee directors, and employees from engaging in any transaction designed to hedge or offset any decrease in the market value or the full ownership risks and rewards of direct and indirect ownership of our stock. Under our insider trading policy, no officer, non-employee director, or employee may purchase financial instruments, including prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engage in transactions that hedge or offset any decrease in the market value of our stock.

Our insider trading policy also prohibits our officers, non-employee directors, employees, advisory board members, agents, and consultants (collectively, “TRHC Team Members”) from engaging in speculative or short-term trading, including the sale of securities that are not currently owned by the seller, commonly referred to as short sales, transactions in put or call options, margin trading or other inherently speculative transactions with respect to our stock. The insider trading policy prohibits all TRHC Team Members from engaging in any pledging transactions, except in unusual circumstances and depending on approval by the Board or the Compensation Committee. Such approval typically will depend on the TRHC team member’s clearly demonstrated financial capacity to repay the loan without resorting to the pledged securities.

Pursuant to the Third Amended and Restated Pledge Agreement, dated as of November 11, 2021, by and among Dr. Calvin Knowlton, Dr. Orsula Knowlton, and the Liberty Bell Bank, Drs. Knowlton pledged an aggregate of 659,314 shares of common stock. Pursuant to the Restricted and Control Stock Certification and Agreement dated as of October 4, 2021, by and between Dr. Calvin Knowlton and Bank of America, N.A., Dr. Calvin Knowlton pledged an aggregate of 439,013 shares of common stock. Pursuant to the Restricted and Control Stock Certification and Agreement, dated as of October 4, 2021, by and between Dr. Orsula Knowlton and Bank of America, N.A., Dr. Orsula Knowlton pledged an aggregate of 384,042 shares of common stock.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2022 by: (i) each director and director nominee; (ii) each named executive officer; (iii) all of our executive officers and directors as a group; and (iv) all stockholders known to us to be beneficial owners of more than five percent of our common stock. Except as otherwise set forth below, the address of each beneficial owner is: c/o 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent (%) of Total

5%+ Beneficial Stockholders
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	1,705,714	6.6%
First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger(2) Corporation 120 East Liberty Drive, Suite 400 Wheaton, Illinois 60187	3,467,436	13.41%
Macquarie Group Limited(3) 50 Martin Place Sydney, New South Wales, Australia	1,782,292	6.89%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	1,599,875	6.19%
Directors and Executive Officers
Dr. Calvin Knowlton(5)	890,459	3.43%
Dr. Orsula Knowlton(5)	890,459	3.43%
Brian Adams(6)	331,538	1.28%
Michael Greenhalgh(7)	223,983	*
Thomas Cancro(8)	200,000
Dr. Samira Beckwith(9)	17,052	*
Dr. Jan Berger(10)	32,541	*
Dr. Dennis Helling(11)	33,729	*
Kathrine O’Brien(12)	20,879	*
Michael Purcell(13)	52,137	*
RADM Pamela Schweitzer(14)	16,986	*
A Gordon Tunstall(15)	80,907	*
All executive officers and directors as a group (12 persons)	1,900,211	7.25%

* Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	BlackRock, Inc. (“BlackRock”) filed an amended Schedule 13G with the SEC on April 8, 2022 reporting that it is deemed to be the beneficial owner in excess of 5% of the outstanding shares of Company common stock. BlackRock reported that it has sole voting power with respect to 1,678,136 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 1,705,714 shares, and shared dispositive power with respect to zero shares.

(2)	First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger(1) Corporation (collectively, “First Trust”) filed a Schedule 13G with the SEC on January 10, 2022 reporting that it is deemed to be the beneficial owner in excess of 5% of the outstanding shares of Company common stock. First Trust reported that it has sole voting power and sole dispositive power with respect to zero shares, First Trust Advisors L.P. and the Charger Corporation have shared voting power with respect to 3,467,436 shares, and that First Trust Advisors L.P. and the Charger Corporation have shared dispositive power with respect to 3,467,436 shares.

(3)	The Macquarie Group Limited (“Macquarie”) filed an amended Schedule 13G with the SEC on February 14, 2022 reporting that it is deemed to be the beneficial owner in excess of 5% of the outstanding shares of Company common stock. Macquarie reported that it has sole voting power with respect to zero shares, shared voting power with respect to zero shares, sole dispositive power with respect to zero shares, and shared dispositive power with respect to zero shares.

(4)	The Vanguard Group (“Vanguard”) filed an amended Schedule 13G with the SEC on February 10, 2022 reporting that it is deemed to be the beneficial owner in excess of 5% of the outstanding shares of Company common stock. Vanguard reported that it has sole voting power with respect to zero shares, shared voting power with respect to 42,275 shares, sole dispositive power with respect to 1,539,994 shares, and shared dispositive power with respect to 59,881 shares.

(5)	Drs. Calvin and Orsula Knowlton are spouses and the number and percentage of beneficial ownership of each represents their aggregate combined ownership, including their combined ownership of The Calvin and Orsula Knowlton Foundation, Inc., over which Drs. Calvin and Orsula Knowlton have shared voting and investment power and Dr. Calvin Knowlton’s ownership of The Knowlton Foundation, Inc., over which Dr. Calvin Knowlton has sole voting and investment power. Consists of (a) 22,600 shares of common stock held by Dr. Calvin Knowlton, (b) 18,954 shares of common stock held by Dr. Orsula Knowlton, (c) 36,546 shares of common stock held by The Calvin and Orsula Knowlton Foundation, Inc., for which Drs. Calvin and Orsula Knowlton serve as Secretary and President, respectively, (d) 39,546 shares of common stock held by The Knowlton Foundation, Inc., for which Dr. Calvin Knowlton serves as President, (e) 10,824 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2022 by Dr. Calvin Knowlton, (f) 122,700 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2022 by Dr. Orsula Knowlton, (g) 343,457 shares of unvested restricted stock held by Dr. Calvin Knowlton, (h) 251,542 shares of unvested restricted stock held by Dr. Orsula Knowlton, (i) 4,290 shares of common stock held jointly by Dr. Calvin Knowlton and Dr. Orsula Knowlton and (j) 40,000 shares of common stock held in trusts for children.

(6)	Consists of (a) 102,850 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2022, (b) 41,107 shares of unvested restricted stock held by Mr. Adams and (c) 187,581 shares of common stock held by Mr. Adams.

(7)	Consists of (a) 61,347 shares of common stock issuable to Mr. Greenhalgh upon the exercise of options within 60 days of April 1, 2022, (b) 31,936 shares of unvested restricted stock held by Mr. Greenhalgh and (c) 130,700 shares of common stock held by Mr. Greenhalgh.

(8)	On February 28, 2022, Mr. Cancro was appointed as the Company’s Chief Financial Officer. Consists of 200,000 shares of unvested restricted stock held by Mr. Cancro.

(9)	Consists of (a) 1,028 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2022, (b) 3,792 shares of unvested restricted stock held by Dr. Beckwith and (c) 12,232 shares of common stock held by Dr. Beckwith.

(10)	Consists of (a) 3,792 shares of unvested restricted stock held by Dr. Berger and (b) 28,749 shares of common stock held by Dr. Berger.

(11)	Consists of (a) 2,369 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2022, and (b) 31,360 shares of common stock held by Dr. Helling.

(12)	Consists of 20,879 shares of common stock held by Ms. O’Brien.

(13)	Consists of (a) 3,792 shares of unvested restricted stock held by Mr. Purcell and (b) 48,345 shares of common stock held by Mr. Purcell.

(14)	Consists of (a) 3,792 shares of unvested restricted stock held by RADM Schweitzer,(b) 3,410 shares of common stock held by RADM Schweitzer, and (c) 9,784 shares of common stock held in the Schweitzer Family Trust of which RADM Schweitzer is a co-trustee with her spouse.

(15)	Consists of (a) 50,065 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2022, (b) 2,846 shares of vested restricted stock units, and (c) 27,996 shares of common stock held by Mr. Tunstall.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers (as defined under Section 16(a) of the Exchange Act), directors and persons who own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on our records and other information, we believe that each of our executive officers, directors, and certain beneficial owners of TRHC’s common stock complied with all Section 16(a) filing requirements applicable to them during 2021 on a timely basis, except that administrative oversight led to the late filing of one Form 4 in 2021, by Dr. Samira Beckwith with respect to one transaction.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2021

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights ($)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by security holders	1,604,226	$29.90	1,001,082
Equity compensation plans not approved by security holders Total	—	—	—
Total	1,604,226	$29.90	1,001,082

(1)	Reflects shares of common stock available for future issuance under the Equity Plan at December 31, 2021. In September 2016, our Board adopted the Equity Plan, which was approved by our stockholders (also in September 2016). The Equity Plan became effective on September 27, 2016, and on this date the 2014 Equity Compensation Plan merged with and into the Equity Plan. Accordingly, no additional stock awards will be granted under the 2014 Equity Compensation Plan. As of the first trading day of January during the term of the Equity Plan, beginning with calendar year 2017, the number of shares reserved under the Equity Plan is automatically increased by 5% of the total number of shares of common stock that are outstanding as of the last trading day of December of the immediately preceding calendar year. Pursuant to the terms of the Equity Plan, an additional 1,283,321 shares were added to the number of available shares effective February 25, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock had or will have a direct or indirect material interest.

2021 Transactions

The Company’s CareVention HealthCare segment provides medication fulfillment pharmacy services and certain PACE solutions services to Hope Healthcare Services. Dr. Samira Beckwith, a member of the Company’s Board, is the President and Chief Executive Officer of Hope Healthcare Services. The medication fulfillment pharmacy services provided to Hope Healthcare Services are provided on substantially the same terms as those for all other clients. For the year ended December 31, 2021, approximately $6,605,000 of revenue related to Hope Healthcare Services was included in the Company’s consolidated statements of operations, and approximately $67,000 was included in accounts receivable, net, as of December 31, 2021 on the Company’s consolidated balance sheets.

Indemnification Agreements

We have entered into indemnification agreements with certain of our directors and officers. Under these agreements, we have agreed to indemnify these persons against any and all expenses incurred by them resulting from their status as one of our directors or executive officers to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws, except in limited circumstances. In addition, these indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will pay for all expenses incurred by such persons in connection with a legal proceeding arising out of their service to us.

Executive Officer and Director Compensation

See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements and Compensation Arrangements

Dr. Calvin Knowlton, husband of Dr. Orsula Knowlton, our President and Chief Marketing & New Business Development Officer and director, has been employed by us since 2010. Dr. Calvin Knowlton serves as our Chief Executive Officer and Chairman. See the section titled “Executive Compensation” for compensation information for Dr. Calvin Knowlton.

Dr. Orsula Knowlton, wife of Dr. Calvin Knowlton, has been employed by us since 2010. See the section titled “Executive Compensation” for compensation information for Dr. Orsula Knowlton.

Jeffrey Knowlton, a son of Dr. Calvin Knowlton, has been employed by us since 2013. Jeffrey Knowlton serves as our Vice President of Business Intelligence. During the fiscal year ended December 31, 2021, Jeffrey Knowlton had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $343,243.

Dana Filippoli, a daughter of Dr. Calvin Knowlton, has been employed by us since 2011. Dana Filippoli serves as our Marketing and Communications Consultant. During the fiscal year ended December 31, 2021, Dana Filippoli had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $124,726.

Joseph Filippoli, a son-in-law of Dr. Calvin Knowlton, has been employed by us since 2013. Joseph Filippoli serves as our Executive Vice President of IT Corporate Development. During the fiscal year ended December 31, 2021, Joseph Filippoli had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $2,040,733.

Robert Omlor, a son-in-law of Dr. Calvin Knowlton, has been employed by us since 2010. Robert Omlor serves as our Vice President of Client Development. During the fiscal year ended December 31, 2021, Robert Omlor had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $230,917.

Phillip Christou, a brother-in-law of Drs. Calvin and Orsula Knowlton, has been employed by us since 2010. Phillip Christou serves as our Vice President of Pharmacy Services. During the fiscal year ended December 31, 2021, Phillip Christou had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $218,441.

Michael Greenhalgh, Jr., a son of Michael Greenhalgh, has been employed by us since 2018. Michael Greenhalgh, Jr. serves as a Regional Manager of Business Development. During the fiscal year ended December 31, 2021, Michael Greenhalgh, Jr. had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $162,822.

Alec Greenhalgh, a son of Michael Greenhalgh, has been employed by us since 2018. Alec Greenhalgh, serves as a Manager of Business Development. During the fiscal year ended December 31, 2021, Alec Greenhalgh had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $136,276.

Each of Jeffrey Knowlton, Dana Filippoli, Joseph Filippoli, Robert Omlor, Phillip Christou, Michael Greenhalgh Jr., and Alec Greenhalgh’s respective compensation levels were determined, in part, by reference to our similarly situated employees who were not related to an executive officer or director. Each of the above named individuals was also eligible for equity awards on the same general terms and conditions as applicable to other similarly situated employees who were not related to an executive officer or director. With respect to the compensation disclosed in this section for the above-referenced related parties, the Company determined to make equity grants in respect of 2022 compensation in October 2021. Accordingly, the aggregate compensation for these individuals shown represents higher amounts than in prior years. For more detail on these equity grants, please refer to the table on the following page under the header “Stock Option Grants and Grants of Restricted Stock to Family Members of Executive Officers.”

Stock Option Grants and Grants of Restricted Stock to Family Members of Executive Officers

We have granted restricted stock to our executive officers and directors as more fully described in “Executive Compensation” and “Director Compensation.” In addition, we have granted restricted stock under the Equity Plan to certain immediate family members of our executive officers. The table below summarizes the restricted stock grants made to such persons during 2021, the value of which is included in the narrative description above:

Name	Grant Date	Number of Securities Underlying Award (#)
Jeffrey Knowlton	1/28/2021	973
Jeffrey Knowlton	10/15/2021	1,600
Dana Filippoli	1/28/2021	241
Dana Filippoli	10/15/2021	400
Phillip Christou	1/28/2021	625
Phillip Christou	10/15/2021	1,020
Joseph Filippoli	1/28/2021	14,075
Joseph Filippoli	4/27/2021	4,675
Joseph Filippoli	10/15/2021	22,500
Robert Omlor	1/28/2021	416
Robert Omlor	10/15/2021	680
Lee Knowlton	1/28/2021	225
Lee Knowlton	10/15/2021	370
Michael Greenhalgh Jr.	1/28/2021	305
Michael Greenhalgh Jr.	10/15/2021	490
Alec Greenhalgh	1/28/2021	216
Alec Greenhalgh	10/15/2021	420

Policies and Procedures for Related Person Transactions

To assist the Company in complying with its disclosure obligations and to enhance the Company’s disclosure controls, the Board approved a formal policy in October 2016 regarding related person transactions. A “related person” is a director, officer, nominee for director, or a more than 5% stockholder (of any class of the Company’s Common Stock) since the beginning of the Company’s last completed fiscal year, and their immediate family members. A related person transaction is any transaction or any series of transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Specifically, the policy establishes a process for identifying related persons and procedures for reviewing and approving such related person transactions. In addition, directors and executive officers are required to complete an annual questionnaire in connection with the Company’s proxy statement for its annual meeting of stockholders, which includes questions regarding related person transactions. Further, the Company’s legal, financial, and other departments have established additional procedures to assist the Company in identifying existing and potential related person transactions and other potential conflict of interest transactions.

Our Audit Committee is charged with the responsibility of reviewing and approving all related person transactions, and periodically reassessing any related person transaction entered into by TRHC to ensure continued appropriateness. This responsibility is set forth in our Audit Committee charter. A related party transaction will only be approved if the members of the Audit Committee determine that the transaction is in the best interests of TRHC and its stockholders. If a director is involved in the transaction, he or she will recuse himself or herself from all decisions regarding the transaction. In addition, the Audit Committee will review these transactions under our Code of Business Conduct and Ethics, which governs conflicts of interests, among other matters, and is applicable to our employees, officers and directors.

The Board of Directors also has adopted a written Code of Business Conduct and Ethics for the Company in compliance with Sarbanes-Oxley, which is publicly available on our website at ir.tabularasahealthcare.com under the section Corporate Governance. Under the Code of Business Conduct and Ethics, the Company’s employees, officers, and directors are discouraged from entering into any transaction that may cause a conflict of interest for the Company. In addition, they must report any potential conflict of interest, including related person transactions, to their supervisor, an executive officer, or the compliance officer, as defined in the Code of Business Conduct and Ethics, who then reviews and summarizes the proposed transaction for the Audit Committee.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP; however, the Audit Committee will not be obligated to retain a different independent registered accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2021 and 2020 by KPMG LLP, our independent registered public accounting firm.

	Fiscal Year Ended 2021	Fiscal Year Ended 2020
Audit Fees	$1,534,043	$1,265,005
Audit-related Fees	—	—
Tax Fees	—	$60,000
All Other Fees	—	—
Total Fees	$1,534,043	$1,325,005

Audit fees: Audit fees consist of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements, the audit of our internal control over financial reporting for the fiscal years ended December 31, 2021 and December 31, 2020, as well as fees for all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. Audit fees also include out-of-pocket expenses associated with the annual audit and related quarterly reviews.

Tax fees: Tax fees consist of fees to assist with the submission of a request for private letter ruling to the Internal Revenue Service.

All KPMG LLP services and fees in the fiscal years ended December 31, 2021 and December 31, 2020 were pre-approved by the Audit Committee or its properly delegated authority.

Pre-approval Policies and Procedures

The Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

If KPMG LLP renders services other than audit services to us, the Audit Committee will determine whether the rendering of these services is compatible with maintaining KPMG LLP’s independence.

The affirmative vote of the holders of a majority of the shares of our common stock virtually present or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be required to ratify the selection of KPMG LLP for our fiscal year ending December 31, 2022. Abstentions will have the same effect as an “Against” vote and broker non-votes will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our 2021 Annual Report (excluding exhibits and information incorporated by reference) is available without charge upon written request to: Secretary, Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057 or on our website at ir.tabularasahealthcare.com.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D83480-P71995 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. TABULA RASA HEALTHCARE, INC. 228 STRAWBRIDGE DRIVE MOORESTOWN, NJ 08057 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 2. Approval, on an advisory basis, of the compensation of Tabula Rasa HealthCare, Inc.’s named executive officers. 3. Ratification of the selection of KPMG LLP as Tabula Rasa HealthCare, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2022. TABULA RASA HEALTHCARE, INC. 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR each of the following director nominees: The Board of Directors recommends you vote FOR the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 01) Dr. Calvin Knowlton Class III director 02) Dr. Orsula Knowlton Class III director 03) A Gordon Tunstall Class III director VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TRHC2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w

D83481-P71995 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. TABULA RASA HEALTHCARE, INC. Proxy for Annual Meeting of Stockholders on June 10, 2022 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Dr. Calvin Knowlton and Brian Adams, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock of Tabula Rasa HealthCare, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present by virtual participation at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held via live webcast at 10:00 a.m., Eastern Time on June 10, 2022 and at any adjournments, continuations, or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the Class III director nominees in Proposal 1, FOR Proposal 2 and FOR Proposal 3. (Continued and to be signed on the reverse side.)